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                         AGREEMENT AND PLAN OF MERGER

                                BY AND BETWEEN

                           STARTT ACQUISITION, INC.

                                      AND

                             STARRETT CORPORATION

                               OCTOBER 16, 1997



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                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I
         THE OFFER............................................................1
         Section 1.01.  The Offer.............................................1
         Section 1.02.  Company Actions.......................................3

ARTICLE II
         THE MERGER...........................................................5
         Section 2.01.  The Merger Closing....................................5
         Section 2.02.  The Merger............................................5
         Section 2.03.  Certain Effects of the Merger.........................5
         Section 2.04.  Corporate Organization................................5
         Section 2.05.  Conversion of Shares..................................6
         Section 2.06.  Dissenting Shares.....................................6
         Section 2.07.  Surrender and Payment.................................6

ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF STARRETT...........................7
         Section 3.01.  Organization and Good Standing........................7
         Section 3.02.  Foreign Qualification.................................7
         Section 3.03.  Capitalization........................................8
         Section 3.04.  Authority of Starrett.................................9
         Section 3.05.  No Conflict; Required Filings and Consents............9
         Section 3.06.  SEC Reports..........................................10
         Section 3.07.  Title to Property....................................10
         Section 3.08.  Compliance with Law..................................12
         Section 3.09.  Litigation...........................................12
         Section 3.10.  Taxes................................................13
         Section 3.11.  Insurance............................................14
         Section 3.12.  Contracts............................................14
         Section 3.13.  Employment Agreements................................16
         Section 3.14.  Intellectual Property................................16
         Section 3.15.  Employees and Related Agreements: ERISA..............16
         Section 3.17.  Finder's Fee.........................................22
         Section 3.18.  Section 912..........................................22
         Section 3.19.  Environmental Matters................................22
         Section 3.20.  Opinion of Financial Advisor.........................25
         Section 3.21.  Vote Required........................................25
         Section 3.22.  Employment Relations; Compliance.....................25
         Section 3.23.  Indemnification of Employees, Etc....................26


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         Section 3.24.  Labor Relations......................................26
         Section 3.25.  Tangible Property....................................26
         Section 3.26.  Board Recommendation.................................26
         Section 3.27.  Related Party Transactions...........................26

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF ACQUISITION.......................27
         Section 4.01.  Organization and Good Standing.......................27
         Section 4.02.  Authority of Acquisition.............................27
         Section 4.03.  No Conflict; Required Filings and Consents...........28
         Section 4.04.  Finder's Fees........................................28
         Section 4.05.  Litigation...........................................28
         Section 4.06.  HUD..................................................28
         Section 4.07.  Financing............................................29

ARTICLE V
         COVENANTS...........................................................29
         Section 5.01.  Acquisition Transactions.............................29
         Section 5.02.  Interim Operations...................................30
         Section 5.03.  Shareholder Approval.................................32
         Section 5.04.  Access by Acquisition................................34
         Section 5.05.  Hart Scott Rodino Filing.............................35
         Section 5.06.  No Breach of Representations and Warranties..........35
         Section 5.07.  Consents; Notices....................................35
         Section 5.08.  Reasonable Efforts...................................36
         Section 5.09.  Indemnification; Officers' and Directors' Insurance..36
         Section 5.10.  Government Agency Cooperation........................37
         Section 5.11.  Directors............................................37
         Section 5.12.  Certain Agreements of Acquisition....................38

ARTICLE VI
         CONDITIONS TO ACQUISITION'S OBLIGATIONS.............................39
         Section 6.01.  Injunctions..........................................39
         Section 6.02.  Shareholder Approval.................................39

ARTICLE VII
         CONDITIONS TO STARRETT'S OBLIGATIONS................................39
         Section 7.01.  Injunctions..........................................39
         Section 7.02.  Shareholder Approval.................................40



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ARTICLE VIII
ESCROW DEPOSITS; TERMINATION.................................................40
         Section 8.01.  Escrow Deposits......................................40
         Section 8.02.  Termination..........................................40
         Section 8.03.  Effect of Termination................................41

ARTICLE IX
         MISCELLANEOUS.......................................................43
         Section 9.01.  Amendment............................................43
         Section 9.02.  Extension: Waiver....................................43
         Section 9.03.  Non-Survival.........................................43
         Section 9.04.  Further Assurances...................................43
         Section 9.05.  Entire Agreement.....................................43
         Section 9.06.  Notices..............................................44
         Section 9.07.  Successors and Assigns...............................44
         Section 9.08.  Governing Law........................................45
         Section 9.09.  Gender and Person....................................45
         Section 9.10.  Captions.............................................45
         Section 9.11.  Confidentiality of Disclosures.......................45
         Section 9.12.  Publicity............................................45
         Section 9.13.  Fees and Expenses....................................45
         Section 9.14.  Third Parties........................................46
         Section 9.15.  Counterparts.........................................46

EXHIBIT A


         Conditions of the Offer.............................................47


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         AGREEMENT AND PLAN OF MERGER, dated October 16, 1997, between STARTT
ACQUISITION, INC. ("Acquisition"), a New York corporation, and STARRETT CORPORATION ("Starrett"), a New York corporation.

         WHEREAS, the respective Boards of Directors of Acquisition and Starrett deem it to be desirable and in the best interests of their respective companies and shareholders to consummate the business transaction provided for herein;

         WHEREAS, in the furtherance of such transaction, Acquisition shall make a tender offer (as it may be amended from time to time only as permitted hereunder, the "Offer") to purchase all the issued and outstanding shares of Common Stock of Starrett, at a price per share of $12.25, upon the terms and subject to the conditions of this Agreement; and the Board of Directors of Starrett has adopted resolutions approving the Offer and Merger (as hereinafter defined) and recommending that the Company's shareholders accept the Offer; and

         WHEREAS, the respective Boards of Directors of Acquisition and Starrett have approved the merger of Acquisition with and into Starrett, following consummation of the Offer as set forth below (the "Merger"), upon the terms and subject to the conditions of this Agreement, whereby each issued and outstanding share of Common Stock of Starrett not owned directly or indirectly by Acquisition, except shares of Common Stock held by persons who object to the Merger and comply with all the provisions of New York law concerning the right of holders of Common Stock to dissent from the Merger and require appraisal of their shares of Common Stock, will be converted into the right to receive the per share consideration paid pursuant to the Offer;

         NOW, THEREFORE, the parties hereto hereby agree as follows:


                                   ARTICLE I
                                   THE OFFER

         Section 1.01. The Offer. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the public announcement of the execution of this Agreement, Acquisition shall commence the Offer. The obligation of Acquisition to consummate the Offer and accept for payment, and pay for, any shares of Common Stock of Starrett, par value $1.00 per share (the "Starrett Shares" and each holder thereof, a "Starrett Shareholder") tendered pursuant to the Offer shall be subject solely to the conditions set forth in EXHIBIT A (any of which may be waived by Acquisition in its sole discretion). Acquisition reserves the right to modify the terms of the Offer, except that, without the consent of Starrett, Acquisition shall not (i) reduce the number of Starrett Shares subject to the Offer, (ii) reduce the price per Starrett Share to be paid pursuant to the Offer, (iii) modify or add to the conditions set forth in EXHIBIT A, (iv) except as provided in this Section 1.01(a) below, extend the Offer, (v) change the form of consideration payable in the Offer, or (vi) make any other change in the terms of the Offer adverse to the Starrett Shareholders. The initial



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expiration date of the Offer shall be November 20, 1997. Acquisition may extend the Offer in accordance with applicable law, but if the conditions set forth in EXHIBIT A are satisfied as of the then scheduled expiration date of the Offer, the Offer may be extended only with the prior written consent of Starrett or as required by law. If the conditions set forth in EXHIBIT A are not satisfied or waived by Acquisition as of the scheduled expiration date, Acquisition shall extend the Offer from time to time until the earlier of the consummation of the Offer or December 31, 1997 (provided that Acquisition shall not be obligated to make any such extension, if a reasonable, well-informed person would conclude that any such condition is incapable of being satisfied by December 31, 1997). Any individual extension of the Offer shall be for a period of no more than 10 business days. Subject to the conditions set forth in this Agreement, Acquisition shall pay for all Starrett Shares validly tendered and not withdrawn pursuant to the Offer immediately after the expiration of the Offer.

                  (b) Starrett will not, nor will it permit any of its Subsidiaries (as defined below) to, tender into the Offer any Shares beneficially owned by it. For purposes of this Section 1.01 only, "Subsidiaries" means, as to any Person (as defined below): (i) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (other than stock having such voting power solely by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person and/or one or more of its Subsidiaries; (ii) any limited liability company, partnership or joint venture in which such Person or Subsidiary of such Person is a managing member, general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries; or (iii) any entity which is controlled (as defined below) by such Person or any of its Subsidiaries. For all other purposes of this Agreement, "Subsidiaries" shall have the meaning therefor set forth in
Article III hereof. For purposes of this Agreement, (A) "Person" means any individual, corporation, company, voluntary association, limited liability company, partnership, joint venture, trust, unincorporated organization or other entity and (B) "control" (including, with correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of the management or policies of a Person (whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise).

                  (c) On the date of commencement of the Offer, Acquisition shall file with the Securities and Exchange Commission (the "SEC" or the "Commission") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereof, the "Offer Documents"). The Offer Documents shall be consistent with this Agreement, shall add no conditions to the consummation of the Offer not set forth in EXHIBIT A and shall add no provisions to the Offer adverse to the Starrett Shareholders. The Offer Documents shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and on the date filed with the Commission and on the date first


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published, sent or given to the Starrett Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Acquisition with respect to information supplied by Starrett for inclusion in the Offer Documents. Each of Acquisition and Starrett agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Acquisition further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the Commission and to be disseminated to the Starrett Shareholders, in each case as and to the extent required by applicable Federal securities laws. Acquisition shall afford Starrett and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to the filing of the respective Offer Documents with the Commission. Acquisition agrees to provide Starrett and its counsel in writing with any comments Acquisition or its counsel may receive from the Commission or its staff with respect to the Offer Documents promptly after the receipt of such comments.

                  (d) All amounts payable pursuant to the Offer and the Merger may be paid net of amounts required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Starrett Shareholder in respect of which such deduction and withholding was made.

         Section 1.02. Company Actions. (a) Starrett consents to the Offer and represents that (i) the Board of Directors of Starrett (the "Board" or "Board of Directors"), at a meeting duly called and held, has duly adopted resolutions approving the execution, delivery and performance of this Agreement, the Offer and the Merger, determining that the price and terms of the Offer and Merger are fair to, adequate and in the best interests of, Starrett and Starrett's shareholders and recommending that Starrett's shareholders accept the Offer and that Starrett's shareholders approve and adopt this Agreement; and (ii) Goldman Sachs & Co. (the "Financial Advisor") has delivered to the Board its opinion (the "Fairness Opinion") to the effect that, as of the date of this Agreement and based upon and subject to the matters set forth therein, the cash consideration to be received by the Starrett Shareholders in the Offer and the Merger is fair to such Starrett Shareholders from a financial point of view.

                  (b) As promptly as practicable after the commencement of the Offer, Starrett shall file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in paragraph (a) and shall mail the Schedule 14D-9 to the Starrett Shareholders. Starrett will use its reasonable efforts to cause the Schedule 14D-9 to be filed on the same date as Acquisition's Tender Offer Statement on Schedule 14D-1 is filed and mailed together with the Offer Documents; provided that in any event the Schedule 14D-9 shall be filed and mailed no later than 10 business days following the commencement of the Offer. The Schedule 14D-9 shall comply as to form in all material


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respects with the requirements of the Exchange Act and, on the date filed with the Commission and on the date first published, sent or given to the Starrett Shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Starrett with respect to information supplied by Acquisition for inclusion in the Schedule 14D-9. Each of Starrett and Acquisition agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and Starrett further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to the Starrett Shareholders, in each case as and to the extent required by applicable Federal securities laws. Starrett shall afford Acquisition and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. Starrett agrees to provide Acquisition and its counsel in writing with any comments Starrett or its counsel may receive from the Commission or its staff with respect to the
Schedule 14D-9 promptly after the receipt of such comments. Notwithstanding anything to the contrary in this Agreement, the recommendations referred to in this Section 1.02 and the Schedule 14D-9 may be withdrawn, modified or amended if the Board of Directors of Starrett determines that it is required to do so in the exercise of its fiduciary duties and other legal obligations after consultation with outside counsel. If requested by Acquisition, the Schedule 14D-9 shall also incorporate the information required to be filed pursuant to Rule 14F-1 under the Exchange Act, with respect to the designation of the directors referred to in Section 5.11 hereof.

         Section 1.03. Shareholder Lists. In connection with the Offer, at the request of Acquisition, from time to time after the date hereof, Starrett will promptly as practicable furnish Acquisition with mailing labels, security position listings and any available listing or computer file maintained for or by Starrett containing the names and addresses of the record holders of the Starrett Shares as of a recent date and shall furnish Acquisition with such additional information reasonably available to Starrett and assistance as Acquisition or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Starrett Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Acquisition and its affiliates and associates shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will deliver to Starrett all copies of such information in their possession.



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                                  ARTICLE II
                                  THE MERGER

         Section 2.01. The Merger Closing. Upon the terms and subject to the conditions of this Agreement, the closing (the "Closing") of the Merger shall take place at 10:00 A.M., on the third business day after the fulfillment of the conditions specified in Sections 6.02 and 7.02 hereof, at the offices of Squadron, Ellenoff, Plesent & Sheinfeld LLP, 551 Fifth Avenue, New York, New York 10176, or at such other time, date and place as may be agreed upon in writing by Acquisition and Starrett. (Hereinafter, the date on which the Closing shall take place is referred to as the "Closing Date" and the time on the Closing Date when the Closing shall take place is referred to as the "Closing Time".) Starrett and Acquisition shall use their respective best efforts to cause the Merger to be consummated at the earliest practicable time after consummation of the Offer.

         Section 2.02. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Law of the State of New York (the "BCL"), at the Effective Time, Acquisition shall be merged with and into Starrett (the "Merger"). Starrett shall continue its existence as the surviving corporation (the "Surviving Corporation") in the Merger and the separate corporate existence of Acquisition shall terminate at the Effective Time. The Merger shall become effective at such time as a duly prepared and executed certificate of merger (the "Certificate of Merger"), in form and substance reasonably satisfactory to Acquisition and Starrett, providing for the merger of Acquisition with and into Starrett, is filed by the Secretary of State of the State of New York in accordance with the relevant provisions of the BCL (the "Effective Time"). The Certificate of Merger shall be filed as soon as practicable after the Closing Time.

         Section 2.03. Certain Effects of the Merger. At the Effective Time, the Surviving Corporation shall thereafter, consistently with its certificate of incorporation as altered by the Merger, possess all the rights, privileges, immunities, powers and purposes, and assume and be liable for all the liabilities, obligations and penalties, of each of Acquisition and Starrett (sometimes hereinafter referred to as the "Constituent Corporations"); and all property, real and personal, causes of action and every other asset of each of the Constituent Corporations shall vest in the Surviving Corporation without further act or deed. The directors and officers of Acquisition immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

         Section 2.04. Corporate Organization. The Certificate of Incorporation and By-laws of Starrett at the Effective Time shall be the Certificate of Incorporation and By-laws, respectively, of the Surviving Corporation after the Effective Time; provided that such Certificate of Incorporation and By-laws may be amended, subject to Section 5.09, in such manner as Acquisition may, in its sole discretion, determine.

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         Section 2.05. Conversion of Shares. (a) At the Effective Time, each issued and outstanding share of Common Stock, par value $1.00 per share, of Starrett (the "Starrett Shares," and each holder thereof, a "Starrett Shareholder"), immediately prior to the Effective Time (other than the Dissenting Shares) shall, by reason of the Merger and without any action by the holders thereof, be converted into the right to receive $12.25 per share in cash (the "Merger Consideration"), without interest. Each Starrett Share which is held in the treasury of Starrett immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor. At the Effective Time, the stock transfer books of Starrett shall be closed, and no transfer of Starrett Shares shall thereafter be made. All such Starrett Shares, when converted as provided herein, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing such Starrett Shares shall thereafter represent only the right to receive the Merger Consideration.

                  (b) Each share of the capital stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

         Section 2.06. Dissenting Shares.

                  (a) Notwithstanding anything in this Agreement to the contrary, any Starrett Shares which are outstanding immediately prior to the Effective Time and which are held by Starrett Shareholders who shall not have voted such Shares in favor of the Merger or consented thereto in writing and who shall have filed with Starrett a written objection to the Merger and a demand for appraisal of such Shares in accordance with the BCL ("Dissenting Shares") shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration, but, instead, such Starrett Shareholders shall be entitled only to such rights as are granted by Section 910 of the BCL with respect to Dissenting Shares held by them in accordance with the provisions of the BCL, except that all Dissenting Shares held by Starrett Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Dissenting Shares under the BCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.07, of the certificate or certificates that formerly evidenced such shares.

                  (b) Starrett shall give Acquisition (i) prompt notice of any demands for appraisal received by Starrett, withdrawals of such demands and any other instruments served pursuant to the BCL and received by Starrett and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the BCL. Starrett shall not, except with the prior written consent of Acquisition, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

         Section 2.07. Surrender and Payment. (a) At the Effective Time, Acquisition shall deposit or cause to be deposited with a federally insured bank with assets of not less than

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$1,000,000,000 selected by Acquisition and reasonably satisfactory to Starrett
(the "Exchange Agent"), cash in the amount sufficient to pay the Merger Consideration.

                  (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented Starrett Shares (the "Certificates"), a letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Within two business days after surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, the Exchange Agent shall, pursuant to irrevocable instructions, remit to the holder of such Certificate in cash the Merger Consideration for each Starrett Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.07(b), from and after the Effective Time each Certificate shall be deemed to represent only the right to receive the Merger Consideration for each Starrett Share formerly represented by such Certificate, and shall not evidence any interest in, or any right to exercise the rights of a shareholder of, the Surviving Corporation. If a cash payment is to be made to a person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to such issuance or payment that such Certificate be properly endorsed (or accompanied by an appropriate instrument or transfer) and accompanied by evidence that any applicable stock transfer taxes have been paid or provided for.


                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF STARRETT

         Starrett represents and warrants to Acquisition that:

         Section 3.01. Organization and Good Standing. With immaterial exceptions, each of Starrett and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and each has the corporate power and authority to own, lease and operate all of the properties and assets owned or leased by it and to carry on its business as it is now being conducted. Starrett has heretofore made available to Acquisition true and complete copies of its Certificate of Incorporation and By-laws and the Certificate of Incorporation and By-laws (or comparable charter or organization documents) of each of the Subsidiaries, each as currently in effect.

         Section 3.02. Foreign Qualification. Each of Starrett and its Subsidiaries is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to become so qualified or to be in good standing would not individually or in the aggregate have a Starrett Material Adverse Effect. As used herein, "Starrett Material Adverse Effect" means any event, occurrence or condition which has or would be reasonably likely to (i) have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Starrett and its Subsidiaries taken

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as a whole or (ii) materially impair the ability of Starrett to perform its obligations under this Agreement or consummate the transactions contemplated herein.

         Section 3.03. Capitalization. (a) Starrett is authorized to issue (i) 18,000,000 Starrett Shares, 6,260,960 of which are issued and outstanding as of the date hereof and 305,442 of which have been previously issued and reacquired by Starrett and are held as treasury shares and (ii) 1,000,000 Preferred Shares, none of which are issued or outstanding as of the date hereof. There are no other series or classes of capital stock of Starrett authorized to be issued, and there are no other shares of outstanding capital stock of Starrett.

                  (b) There are no issued or outstanding bonds, debentures, notes or other indebtedness of Starrett or any of the Subsidiaries which has the right to vote (or which is convertible into or exchangeable for other securities having the right to vote) on any matters on which Starrett Shareholders may vote ("Voting Debt"). Except as set forth in SCHEDULE 3.03, neither Starrett nor any Subsidiary is a party to any outstanding or authorized subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, commitments or demands of any character relating to any authorized and issued or unissued shares of capital stock of Starrett or any of the Subsidiaries, including, without limitation, Starrett Shares, or outstanding securities, obligations, rights, Voting Debt or other instruments convertible into or exchangeable for such stock, or which obligate Starrett to seek authorization to issue additional shares of any class of stock or Voting Debt (collectively "Options"), nor will any be created by virtue of this Agreement or the transactions hereby contemplated.

                  (c) All of the outstanding Starrett Shares have been duly authorized and validly issued, are fully paid and nonassessable, and have been listed for trading on The American Stock Exchange. None of the Starrett Shares is subject to or has been issued in violation of any preemptive rights nor have any such Shares been issued in violation of the Securities Act or the securities or "blue sky" laws of any state or territory of the United States of America.

                  (d) Except as set forth in SCHEDULE 3.03, Starrett does not own any shares of stock or any other securities of any corporation or have any interest in any firm, partnership, association or other Person. Except as set forth in SCHEDULE 3.03, all of the outstanding shares of capital stock or ownership interest of each corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with Starrett for financial reporting purposes (a "Subsidiary") (i) have been duly authorized and validly issued, (ii) in the case of each corporation, are fully paid and nonassessable, (iii) are owned, directly or indirectly, by Starrett, free and clear of any mortgage, charge, pledge, lien, security interest, claim, encumbrance or restriction, of any kind or nature, other than liens of the nature described in Section 630 of the BCL (a "Lien"), and (iv) are not subject to, nor have they been issued in violation of, any preemptive rights. Except as set forth in SCHEDULE 3.03, there are no outstanding or authorized subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, commitments or demands of any character to which Starrett or any Subsidiary is a party that, directly or indirectly, (i) call for or relate to the sale, pledge, transfer or other disposition by Starrett or any Subsidiary of any shares of capital stock, any partnership or other equity interests, or any Voting Debt of any Subsidiary or
(ii) relate to the voting or control of such capital stock, partnership or other equity interests or Voting Debt. Except as set forth on SCHEDULE 3.03, there are no stockholder agreements, voting trusts or other agreements or understandings to which Starrett is a party or by which it is bound related to the voting of or any other rights in or to, any shares of the capital stock of Starrett which will limit in any way the tender and purchase of the Starrett Shares pursuant to the Offer, or the solicitation of proxies by or on behalf of Starrett from, or the casting of votes by, the Starrett Shareholders with respect to the Merger. Except as set forth on SCHEDULE 3.03, there are no restrictions on the right of Starrett to vote the stock of, or any other equity interest in, any of its Subsidiaries.

         Section 3.04. Authority of Starrett. Starrett has all requisite corporate power and authority to execute and deliver this Agreement and all other documents hereby contemplated, to consummate the transactions hereby and thereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof and thereof. The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement and all other documents hereby contemplated have been duly authorized by Starrett's Board of Directors and, except for approval of this Agreement and the transactions contemplated hereby by the holders of outstanding Starrett Shares, no other corporate proceedings on the part of Starrett are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes and, on the Closing Date, the Certificate of Merger and all other documents hereby contemplated to be executed by Starrett will constitute, legal, valid and binding obligations of Starrett, enforceable against it in accordance with their respective terms.

         Section 3.05. No Conflict; Required Filings and Consents. (a) Except as set forth on SCHEDULE 3.05, the execution and delivery of this Agreement by Starrett does not, and the consummation by Starrett of the transactions contemplated hereby will not, (i) violate the Certificate of Incorporation or By-laws of Starrett or any of the Subsidiaries, (ii) subject to making the filings and obtaining the approvals identified in Section 3.05(b), violate any law, rule, regulation, order, judgment or decree applicable to Starrett or any of its Subsidiaries or by which any property or asset of Starrett or any of its Subsidiaries is bound or affected, or (iii) subject to making the filings and obtaining the approvals identified in Section 3.05(b), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a Lien on any property or asset of Starrett or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Starrett or any of the Subsidiaries is a party or by which Starrett or any of the Subsidiaries or any property or asset of Starrett or any of the Subsidiaries is bound or affected (any such conflict, violation, breach, default or other occurrence, a "Violation"), except, in the case of clauses (ii) and (iii), for any such Violations, which would not, individually or in the aggregate, have a Starrett Material Adverse Effect.

                  (b) The execution and delivery of this Agreement by Starrett does not, and the performance of this Agreement and the consummation by Starrett of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental or regulatory authority, domestic or foreign (each a "Governmental Authority"), except as set forth in SCHEDULE 3.05 and except for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and (C) filing and recordation of appropriate merger and similar documents as required by New York law.

         Section 3.06. SEC Reports. Starrett has filed all SEC Reports required to be filed by it with the Securities and Exchange Commission (the "Commission") since December 31, 1993, all of which have complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the rules and regulations promulgated thereunder. As of their respective dates of filing in final or definitive form (or, if amended or superseded by a subsequent filing, then on the date of such subsequent filing), none of the SEC Reports of Starrett, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The financial statements (including the related notes) included in the SEC Reports of Starrett complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as otherwise noted therein or, in the case of the unaudited financial statements, as permitted by the applicable rules and regulations of the Commission and fairly presented in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to year-end audit adjustments, as permitted by Rule 10-01, and any other adjustments described therein) the consolidated financial position of Starrett and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Starrett and its consolidated Subsidiaries for the periods presented therein. Except as and to the extent set forth or disclosed in the SEC Reports or as set forth on SCHEDULE 3.06, (i) at March 31, 1997, neither Starrett nor any Subsidiary had any material liabilities, absolute, accrued or contingent, required by GAAP to be reflected on a balance sheet of Starrett or the notes thereto, and (ii) since March 31, 1997, Starrett has not incurred any liabilities (absolute, accrued or contingent) which are required by GAAP, to be reflected on a balance sheet of Starrett and which individually or in the aggregate, would have a Starrett Material Adverse Effect, except liabilities incurred in the ordinary course of business.

         Section 3.07. Title to Property. (a) Starrett and/or the Subsidiaries and/or limited or general partnerships in which Starrett or its Subsidiaries have a general partnership interest and the joint ventures described in Note 4 to the 1996 10-K (as hereinafter defined) have good, valid, marketable and insurable title to, all real property owned by such entities which is material to the business of Starrett and the Major Subsidiaries (as hereinafter defined) (the "Owned Real Property"), free and clear of all Liens, except, (i) such as are set forth on the balance sheet of Starrett as of December 31, 1996 (or the notes thereto) included in the Starrett Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K") or on SCHEDULE 3.07, (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business for amounts which are not yet due or are being contested by appropriate proceedings which, individually or in the aggregate, do not exceed $250,000, (iii) liens for Taxes that are not due and payable or that may thereafter be paid without penalty, and (iv) other imperfections of title, liens or encumbrances customary for projects of this nature (other than liens in favor of lenders (i) given by Starrett or the Subsidiaries or by joint ventures to which Levitt or a Subsidiary thereof are parties and which are listed on SCHEDULE 3.07 or SCHEDULE 3.12 hereto or (ii) given by limited or general partnerships in which Starrett or its Subsidiaries (other than Levitt and its Subsidiaries) have a general partnership interest) if any, that do not, individually or in the aggregate, materially impair the continued use, value and operation of the properties to which they relate as they are currently operated.

                  (b) Starrett and/or the Subsidiaries have good and valid title to all personal property, tangible or intangible, material to the business conducted by Starrett and the Subsidiaries reflected on the balance sheet of Starrett as of December 31, 1996 included in the 1996 10-K or acquired after such date excluding only those properties that have been disposed of in the ordinary course of business after such date, free and clear of all Liens, except (i) such as are set forth on SCHEDULE 3.07, (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, (iii) liens for Taxes that are not due and payable or that may thereafter be paid without penalty, and (iv) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the properties to which they relate.

                  (c) Each lease, sublease, material license or other material agreement under which Starrett or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property, together with any and all amendments and modifications thereto and extensions thereof, are herein referred to as the "Real Property Leases" (and SCHEDULE
3.07 attached hereto contains a true, complete and correct list of all Real Property Leases). True, correct and complete copies of the Real Property Leases have been made available to Acquisition. Except as set forth on
SCHEDULE 3.07, (a) Starrett and each of its Subsidiaries has exclusive use and possession of, and the right to quiet enjoyment of, the real property leased to it in accordance with the terms of the Real Property Leases, (b) each Real Property Lease is valid, binding and in full force and effect, all material amounts of rent, additional rent and other sums and charges payable by Starrett or any of its Subsidiaries thereunder are current in all material respects and no material uncured default or event which, with the giving of notice or passage of time or both could become a material default, exists under the Real Property Leases.

                  (d) Except as set forth in SCHEDULE 3.07, neither Starrett nor any of its Subsidiaries has granted any rights, options or rights of first refusal, or entered into any agreements of any kind that are currently in effect or that have not been waived, to purchase or otherwise acquire all or any portion of the Owned Real Property or Starrett's or the Subsidiaries' interests in the real property covered by Real Property Leases, except the rights of Acquisition under this Agreement and except for contracts of sale for individual housing units entered into in the ordinary course of business and except for leases by Starrett or its Subsidiaries to others. The number of housing units under contract and the dollar amounts of the backlog of contracts for sale of individual housing units have not changed materially adversely from that set forth in Starrett's quarterly report on Form 10-Q for the quarterly period ended June 30, 1997.

         Section 3.08. Compliance with Law. Except as set forth in SCHEDULE 3.08, each of Starrett and the Subsidiaries has complied with all laws, rules, orders and regulations applicable to Starrett or any of the Subsidiaries or to the Owned Real Property (or to real property leased pursuant to a Real Property Lease that is a ground lease, a triple net lease, or a similar lease), except where failure to do so would not have a Starrett Material Adverse Effect. Each of Starrett and the Subsidiaries has maintained in full force and effect and is in compliance with, all licenses, permits, variances, exemptions, orders, franchises, approvals and consents for the lawful conduct of its business, except where the failure to do so would not have a Starrett Material Adverse Effect. No material Violation exists (and no event has occurred which, with notice or lapse of time or both would constitute a Violation) of any term, condition or provision of the Certificate of Incorporation or By-laws (or comparable charter or organizational documents) of Grenadier Realty Corporation, HRH Construction Corporation, Levitt Corporation, or Levitt Homes Puerto Rico, Incorporated (the "Major Subsidiaries") or Starrett.

         Section 3.09. Litigation. Except as set forth in SCHEDULE 3.09 or in the SEC Reports:

                  (a) Except for claims, suits, actions, proceedings, audits or investigations covered (subject to deductibles) by insurance, there is no claim, suit, action, proceeding, audit or investigation pending or, to the best of Starrett's knowledge, threatened against, involving or affecting Starrett or any of the Subsidiaries, the officers and directors of Starrett or any of the Subsidiaries in such capacities or any of the properties or rights of Starrett or any of the Subsidiaries seeking equitable relief or claiming damages in excess of $300,000, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Starrett or any of the Subsidiaries or the officers and directors of Starrett or any of the Subsidiaries in such capacities which seeks to or would likely (i) result in the material modification or any termination or suspension of any material contract to which Starrett or any of the Subsidiaries is a party; (ii) materially adversely affect the manner in which Starrett and the Subsidiaries conduct their business; or (iii) materially adversely affect the ability of Starrett or Acquisition to consummate the transactions contemplated hereby;

                  (b) neither Starrett nor any of the Subsidiaries has been charged with or, to the best of Starrett's knowledge, threatened with a charge of any Violation of, or, to the best of Starrett's knowledge, is under investigation with respect to a possible Violation of, any provision of any federal, state or local law or administrative ruling or regulation relating to its business which Violation would have a Starrett Material Adverse Effect;

                  (c) neither Starrett nor any of its Subsidiaries has received any written notice of any pending or threatened action or proceeding, in any court, before any arbitrator or arbitration tribunal or before or by any Governmental Authority which if adversely determined would have a Starrett Material Adverse Effect, nor to the best knowledge of senior management of Starrett and the Major Subsidiaries, has any officer, director or employee of Starrett or any of the Subsidiaries been served, within the 12-month period prior to the date hereof, with a subpoena to testify before a Governmental Authority with regard to a governmental investigation or governmental proceeding with respect to matters relating to the business, operations or activities of Starrett or any of the Subsidiaries; and

                  (d) neither Starrett nor any of the Subsidiaries is in default under or with respect to any judgment, writ, injunction, order or decree of any court, any arbitrator or arbitration tribunal or any Governmental Authority against Starrett or any of the Subsidiaries or any of Starrett's or any of the Subsidiaries' assets which default would have a Starrett Material Adverse Effect.

         Section 3.10. Taxes. (a) Each of Starrett and the Subsidiaries has timely and duly filed, or will timely or duly file (giving effect to extensions duly taken), all federal, state, local or foreign income tax returns or reports ("Tax Returns") and other material Tax Returns and reports required to be filed by, or with respect to, Starrett or any of the Subsidiaries on or prior to the Closing Date. All such Tax Returns are, or will be, correct and complete in all material respects. Starrett's federal income tax returns were last audited more than 10 years ago.

                  (b) Each of Starrett and the Subsidiaries has paid or will pay all taxes, charges, fees, levies or other assessments of any nature whatsoever (including, without limitation, all federal, state, local and foreign income taxes, alternative or add-on minimum taxes, withholding taxes, estimated taxes, excise taxes, sales taxes, use taxes, transfer taxes, gross receipt taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income), together with any related penalties, interest and additions to taxes (any of the foregoing being referred to herein as a "Tax") required to be paid by it. All Taxes not yet due but incurred on or before the Closing Date (other than Taxes, if any, arising out of the transactions hereby contemplated) are adequately disclosed and fully provided for on the books and records and the financial statements of Starrett or any of the Subsidiaries. Each of Starrett and the Subsidiaries has fully collected, withheld and/or paid over all Taxes required to be collected, withheld and/or paid over for material sales taxes, wages or otherwise to a taxing authority.

                  (c) Except as set forth in SCHEDULE 3.10, neither Starrett nor any of the Subsidiaries is currently being audited by any taxing authority with respect to the returns and reports and there are no claims or assessments pending against Starrett or any of the Subsidiaries. Except as set forth in
SCHEDULE 3.10, neither Starrett nor any of the Subsidiaries has agreed to waive or extend the statute of limitations with respect to any Taxes or tax returns and has filed any consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), (or any corresponding provision of state, local or foreign tax law). Except as set forth on SCHEDULE 3.10, neither Starrett nor any of the Subsidiaries is liable for the Taxes of any other Person or entity or is a party to any agreement providing for the allocation or sharing of any Taxes and neither has a contractual obligation to indemnify any other individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other Person with respect to any Taxes. No written claim has been made in the last five years by a taxing authority in a jurisdiction in which Starrett or any of the Subsidiaries does not presently file Tax returns that Starrett or any of the Subsidiaries (other than inactive Subsidiaries) is or may be subject to taxation by that jurisdiction. True and complete copies of all tax returns and reports filed by Starrett or any of the Subsidiaries have been made available to Acquisition. True and complete copies of any closing agreements with respect to Starrett or any of the Subsidiaries which were entered into with the Internal Revenue Service or any other taxing authority in the last five years have heretofore been furnished to Acquisition.

                  (d) Except as set forth in Schedule 3.10, neither Starrett nor any of its Subsidiaries has agreed to make any material adjustment pursuant to Section 481(a) of the Code (or any predecessor provision).

                  (e) Except as set forth in Schedule 3.10, neither Starrett nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to an agreement that could obligate it to make any payments that are subject to Code Section 280G or are not (or will not) be deductible under Section 162 of the Code.

                  (f) Except as set forth in Schedule 3.10, neither Starrett nor any of its Subsidiaries has engaged in, or is a party to any transaction that is characterized as, or subject to the deferred intercompany transactions rules as set forth in Treas. Regs. Section 1.1502 et seq.

         Section 3.11. Insurance. Each of Starrett and the Subsidiaries has insurance coverage for the assets and operations of the business of Starrett and the Subsidiaries which it believes is adequate. All policies of insurance carried by Starrett or any of the Subsidiaries or pursuant to which Starrett or any of the Subsidiaries is a named beneficiary or pursuant to which the business or properties of Starrett and the Subsidiaries are insured are in full force and effect; all premiums due and payable in respect of such policies have been paid in full; and there exists no material default or other circumstance which would create the substantial likelihood of the cancellation or non-renewal of any such policy; provided, however, each such representation with respect to policies maintained by others for Starrett's benefit is limited to the best of Starrett's knowledge. Starrett or a Subsidiary has notified such insurers of any material claim known to Starrett or any of the Subsidiaries which it believes is covered by any such insurance policy.

         Section 3.12. Contracts. Except as set forth in SCHEDULE 3.07 or
SCHEDULE 3.12, neither Starrett nor any of the Subsidiaries is a party to or is bound by any contract, agreement, guarantee, commitment, instrument or memorandum of understanding (a) to provide management services for real property, (b) to provide construction management services for a fee in excess of $100,000, or which is a guaranteed minimum price general construction contract involving in excess of $100,000 or to lease real property as tenant,
(c) with respect to borrowed
money, (d) which are of a type that would be required to be filed as an exhibit to a Form 10-K for a fiscal year ended on the date of this Agreement or (e) which would not be included in clauses (a), (b), (c) or (d) and which involve payments by Starrett or any of the Subsidiaries in each case for its own account in excess of $300,000 annually (collectively, the "Contracts"). A true and complete copy of each written Material Contract (as hereinafter defined), and any and all amendments and modifications thereto, and a true and complete summary of each oral Material Contract have been made available to Acquisition. Except as set forth on Schedule 3.12, each of Starrett and the Subsidiaries has performed in all material respects all of its obligations required to be performed by it, has paid all amounts required to be paid by it and is not in default in any material respects under (a) any Contract, (b) The Second Amended and Restated Memorandum of Understanding, dated March 29, 1996 (the "Gateway MOU") by and among the City, its Department of Housing Preservation and Development and Gateway Housing Associates and Gateway Estates Housing Development Fund Company, Inc. with respect to the development of the site known as Spring Creek in the Fresh Creek Urban Renewal Area of Brooklyn, New York, (c) the Managing Agency Agreement, dated July 1, 1979, between Starrett City, Inc., predecessor-in-interest to Starrett City Associates L.P., and Delmar Management Company, predecessor-in-interest to Grenadier Realty Corp. (as amended, the "Starrett City Management Agreement"), and (d) the 280 Broadway Designation Letter (the "Designation Letter") ((a),
(b), (c) and (d) being referred to herein collectively as the "Material Contracts") and no event has occurred thereunder in each case which individually or in the aggregate, with the lapse of time or the giving of notice or both, would constitute such a material default and, to the best of Starrett's knowledge, no other party to any Material Contract is in default in any material respect thereunder. Each of the Material Contracts listed in
SCHEDULE 3.12 (other than the Gateway MOU and the Designation Letter which are valid but which by their terms are not legally binding) constitutes a valid, binding, enforceable and legal obligation of Starrett or the Subsidiaries and the other parties thereto in accordance with its terms. Neither Starrett nor any of the Subsidiaries has received notice that any other party to any of the Material Contracts is in material default thereunder.

         Except for the matters set forth in SCHEDULE 3.09, neither Starrett nor any Subsidiary is currently liable with respect to liquidated damages or similar penalty payments under any Material Contracts and there are no obligations thereunder to obtain letters of credit or similar security. In addition, Starrett has made available to Acquisition true, correct and complete copies of the documents set forth on SCHEDULE 3.12Z; the documents pertaining to Ronkonkoma listed in paragraph 2 of SCHEDULE 3.12Z are in full force and effect and there are no material defaults thereunder or events which, with the giving of notice or passage of time, or both, would constitute a material default thereunder. Further (A) except as provided in SCHEDULE 3.12, none of the Material Contracts are terminable in the event that certain key personnel are no longer involved in the work under such Material Contracts or no longer employed by Starrett or any of its Subsidiaries, and (B) the Long Island Railroad ("LIRR") and the Metropolitan Transportation Authority ("MTA") have confirmed that, with respect to the redevelopment of the Ronkonkoma, New York train station, Starrett RDC Corporation ("Starrett RDC") has achieved substantial completion of the Phase IA as defined under the Development Agreement, dated October 5, 1993, by and among the LIRR, MTA and Starrett RDC and the Ground Lease of even date therewith. Except as set forth on SCHEDULE 3.12, neither Starrett nor any of its Subsidiaries has received notification that it is or may become obligated to pay any amounts under any payment or performance bonds furnished by such entity. The estimated amounts of backlogged construction, and management and general contracting fees set forth on SCHEDULE 3.12 are substantially correct as of September 30, 1997.

         Section 3.13. Employment Agreements. SCHEDULE 3.13 contains a complete list of each management, employment, consulting or other agreement, contract or commitment, in each case, in writing, between Starrett or any of its Subsidiaries and any employee, officer or director thereof (a) providing for the employment of any person or providing for retention of management, executive or consulting services and providing for an obligation to pay or accrue compensation of $50,000 or more per annum, or (b) except for severance agreements or arrangements with an employee or officer of only a Subsidiary of Starrett and which do not provide for any severance agreement or arrangement in excess of $75,000, providing for the payment or accrual of any compensation or severance upon (i) a change in control of Starrett or any of its Subsidiaries or (ii) any termination of such management, employment, consulting or other relationship.

         Section 3.14. Intellectual Property. SCHEDULE 3.14 is a list of the principal trademarks, trade names, patents, fictitious business names, service marks and pending applications therefor that are owned by Starrett or the Subsidiaries and a list of the principal trademarks, trade names, patents, fictitious business names, service marks and pending applications therefor that are used by Starrett or the Subsidiaries or which Starrett or the Subsidiaries have the right to use. The trademarks, trade names, patents, fictitious business names, service marks and pending applications appearing on
SCHEDULE 3.14, together with any other trademarks, trade names, patents, fictitious business names and service marks owned or used by Starrett or the Subsidiaries, are collectively herein referred to as the "Proprietary Rights". Except as disclosed on SCHEDULE 3.14, to the best of Starrett's knowledge, no Proprietary Right owned or used by Starrett or any of the Subsidiaries infringes or violates any statutory or common law or any other rights of any third parties (including, without limitation, copyright, trademark and the rights of privacy and publicity), which violation would have a Starrett Material Adverse Effect and, in the last five years, no written claim alleging any such infringement or violation has been received by Starrett or any of the Subsidiaries.

         Section 3.15. Employees and Related Agreements: ERISA. (a) SCHEDULE
3.15 sets forth each Plan which Starrett or any of the Subsidiaries or any ERISA Affiliate maintains or contributes to, or has any obligation to contribute to, or during the six year period ending on the date hereof, maintained, contributed to, or had any obligation to contribute to, and each Plan as to which Starrett or any of the Subsidiaries has any material liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) or obligation. Except as set forth in SCHEDULE 3.15, none of these Plans is a Single Employer Defined Benefit Plan, a Multiemployer Plan or a severance pay plan.

                  (b) No event has occurred with respect to a Plan (other than a Multiemployer Plan) in connection with which Starrett or any of the Subsidiaries or any Plan identified in SCHEDULE 3.15 or any "plan administrator" (as defined in Section 3(16) of ERISA) thereof, directly or indirectly, is or, to the best of Starrett's knowledge, could be subject to material liability, other than for routine claims for benefits, contingent or otherwise, or any lien, whether or not perfected, under the terms of any Plan or under ERISA, the Code or any other law, regulation or governmental order applicable to any Plan at any time maintained or contributed to by Starrett or any of the Subsidiaries or by any ERISA Affiliate or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which Starrett or any of the Subsidiaries has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

                  (c) Except as set forth in SCHEDULE 3.15, all payments and contributions due from Starrett or any of the Subsidiaries under each Plan identified in said SCHEDULE 3.15 with respect to all prior periods have been made or properly recorded on the books of Starrett or the Subsidiaries.

                  (d) Except as set forth in SCHEDULE 3.15, and except for any Multiemployer Plan, no "employee welfare benefit plan" as defined in Section 3(1) of ERISA or "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employee of Starrett or any of the Subsidiaries beyond his or her retirement or other termination of service other than (1) coverage mandated by applicable law or (2) disability benefits that have been fully provided for by insurance or otherwise.

                  (e) Except as provided in SCHEDULE 3.15, the transactions contemplated by this Agreement will not result in any payment or series of payments by the Surviving Corporation under any Plan established by Starrett or any of the Subsidiaries to any person of a parachute payment within the meaning of Section 280G of the Code.

                  (f) Except as provided in SCHEDULE 3.15, the consummation of the transactions contemplated by this Agreement will not (1) entitle any employee or former employee of Starrett or any of the Subsidiaries to severance pay, unemployment compensation or any other payment except as expressly provided in this Agreement or (2) result in any prohibited transaction described in Section 406 of ERISA or section 4975 of the Code for which an exemption is not available.

                  (g) There has been delivered to Acquisition with respect to each Plan identified in SCHEDULE 3.15 other than a Multiemployer Plan:

                           (1) A copy of the annual report (with accompanying
                  schedules and exhibits), if required under ERISA, which has been filed with respect to such Plan for the two most recently completed plan years. The information contained in such report (including such schedules and exhibits) is true and complete in all material respects.

                           (2) A copy of the most recent summary plan
                  description, together with each Summary of Material Modifications with respect thereto, required under ERISA with respect to such Plan, and a true and complete copy of such Plan;

                           (3) If such Plan is funded through a trust or any
                  third party funding vehicle, a copy of the trust or other funding vehicle and the latest financial statements thereof;

                           (4) The most recent determination letter received
                  from the Internal Revenue Service with respect to each Plan that is intended to qualify under Section 401 of the Code;

                           (5) A copy of the actuarial report, if any, with
                  respect to each such Plan for the last two years. The information contained therein, and the information furnished by the administrator of such Plan or by Starrett or any of its subsidiaries or by any ERISA Affiliate in connection with the preparation thereof, is true and complete in all material respects; and

                           (6) A copy of each Plan, including all amendments
                  thereto, or in the cases where there is no formal Plan document, a description of each such Plan.

                  (h) Neither Starrett nor any of the Subsidiaries nor any ERISA Affiliate has made any agreement, understanding or promise, whether written or oral, to create, establish, sponsor, maintain or contribute, directly or indirectly, to or under any additional Plan for the benefit of current or former employees of Starrett or any of the Subsidiaries nor, except as set forth in SCHEDULE 3.15, to amend or modify any existing Plan identified in SCHEDULE 3.15 in any manner not reflected in the plan documents of such Plan delivered to Acquisition.

                  (i) Except as set forth in SCHEDULE 3.15, neither Starrett nor any of the Subsidiaries is a party to any collective bargaining agreements, whether or not expired. Starrett does not know of any activities or proceedings of any labor organization (or representative thereof) to organize any unorganized employees of Starrett or any of the Subsidiaries. A copy of each such collective bargaining agreement has been delivered to Acquisition.

                  (j) Neither Starrett nor any of the Subsidiaries has violated any provision of federal or state law or any governmental rule or regulation, or any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any government agency regarding the terms and conditions of employment of employees or former employees or, without limitation, laws, rules, regulations, orders, rulings, decrees, judgments and awards relating to discrimination (including, without limitation, discrimination on the basis of age, sex, race or religion), fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees or state temporary disability laws, rules or regulations which violation would have a Starrett Material Adverse Effect.

                  (k) There is and, for one year prior to the date hereof there has been, no material unfair labor practice, charge or complaint pending or, to the best of Starrett's knowledge, threatened against Starrett or any of the Subsidiaries before the National Labor Relations Board or any State Labor Relations Board. There are and, for one year prior to the date hereof, there have been no material claims of discrimination of any kind pending or, to the best of Starrett's knowledge, threatened against Starrett or any of the Subsidiaries before any Governmental Body. Neither Starrett nor any of the Subsidiaries has any liability to any or all of its employees under or arising as a result of the Worker Adjustment and Retraining Act.

                  (l) Other than matters affecting generally the industries in which Starrett or a Subsidiary is engaged, there is, and for one year prior to the date hereof there has been, no labor strike, work stoppage or lockout, or material dispute, slowdown, disturbance, grievance or claim pending or, to the best of Starrett's knowledge, threatened against Starrett or any of the Subsidiaries.

                  (m) Other than with respect to a Multiemployer Plan, each Plan to which Starrett or any of the Subsidiaries contributes or has any obligation to contribute and which is intended to be qualified under section 401 of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to such qualification and with respect to the exemption from tax of the trusts created thereunder under section 501(a) of the Code, and, to the best of Starrett's knowledge, nothing has occurred that has affected or is likely adversely to affect such qualification or exemption since the date of such letter with respect to each Plan.

                  (n) Except as set forth in SCHEDULE 3.15, with respect to each Plan other than a Multiemployer Plan, all reports and other information required under ERISA or any other applicable law or regulation to be filed in respect of any Plan by the administrator thereof or by Starrett or any of the Subsidiaries on or prior to the date hereof with the relevant governmental authority and/or distributed or made available to any Plan participant and beneficiary (including "alternate payees", as such term is defined in Section 206(d)(3)(K) of ERISA), as the case may be, have been filed, distributed or made available in accordance with ERISA or such other applicable law or regulation, as the case may be, and all such reports and other information are true and complete in all material respects as of the date given or, to the extent not filed, distributed or made available, such violation would not have a Starrett Material Adverse Effect.

                  (o) Except as set forth in SCHEDULE 3.15, other than with respect to a Multiemployer Plan, neither Starrett nor any of the Subsidiaries has entered into any agreement, written or otherwise, relating to any Plan providing medical benefits obligating Starrett or any of the Subsidiaries or its successor in interest to make any supplemental or retrospective premium payments for the current or any prior contract period in the event of adverse experience, termination of the minimum premium arrangement or termination of an insurance contract relating to such Plan. To the extent reasonably available to a Starrett, a disclosure of the attendant costs is set forth on SCHEDULE 3.15.

                  (p) With respect to each Multiemployer Plan identified in
SCHEDULE 3.15 which is subject to the provisions of Subtitle B of Title IV of ERISA, (1) none of Starrett, any of the Subsidiaries nor any ERISA Affiliate has received any notice of any claim or demand for complete or partial withdrawal liability under ERISA Sections 4201 et seq. except as attached to
SCHEDULE 3.15; (2) none of Starrett, any of the Subsidiaries nor any ERISA Affiliate has received any notice that such Multiemployer Plan is in "reorganization" (within the meaning of Section 4241 of ERISA), that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, or that the Multiemployer Plan is or may become "insolvent" (within the meaning of Section 4245 of ERISA) except as attached to SCHEDULE 3.15; (3) except as set forth on SCHEDULE 3.15, to the best of Starrett's knowledge, none of Starrett, any of the Subsidiaries nor any ERISA Affiliate has incurred any withdrawal liability not set forth on SCHEDULE 3.15; and (4) Starrett, the Subsidiaries and each ERISA Affiliate have timely made all required contributions or payments to each Multiemployer Plan or such contributions or payments will be made prior to the Closing.

                  (q) With respect to each Single Employer Defined Benefit Plan identified in SCHEDULE 3.15, (1) except with respect to the transactions contemplated by this Agreement, there has not occurred any "reportable event" within the meaning of Section 4043(b) of ERISA or the regulations thereunder with respect to which the 30 day notice requirement has not been waived under applicable regulations, (2) there exists no ground upon which the PBGC could demand termination of any Single Employer Defined Benefit Plan or appointment of itself or its nominee as trustee thereunder, (3) there has been no notice given of intent to terminate any Single Employer Defined Benefit Plan under
Section 4041 of ERISA, (4) there has not been any proceeding instituted under
Section 4042 of ERISA to terminate any Single Employer Defined Benefit Plan, and (5) there has been no termination, or except as set forth in SCHEDULE 3.15, a partial termination of any Single Employer Defined Benefit Plan within the meaning of Section 411(d)(3) of the Code. The PBGC has not instituted or, to the best of Starrett's knowledge, threatened a proceeding to terminate any Single Employer Defined Benefit Plan. All PBGC premiums due on or before the Closing with respect to each Single Employer Defined Benefit Plan have been, or prior to the Closing will be, paid in full, including late fees, interest and penalties, if and to the extent applicable.

                  (r) No funding waiver from the Internal Revenue Service has been requested or received with respect to any Single Employer Defined Benefit Plan identified in SCHEDULE 3.15, and no extension of the amortization period within the meaning of Section 412 of the Code or Section 302 of ERISA has been applied for.

                  (s) Neither Starrett, the Subsidiaries nor any ERISA Affiliate has engaged in any transaction described under Section 4069 of ERISA nor has any lien been imposed with respect to an amount on any such persons or their assets under Section 4068 of ERISA.

                  (t) With respect to any Single Employer Defined Benefit Plan, any significant reduction in the rate of future benefit accrual was preceded by an adequate and appropriate notice to the parties described in and as required by Section 204(h) of ERISA.

                  (u) Concerning any Single Employer Defined Benefit Plan maintained by Starrett or any ERISA Affiliate (A) since January 1, 1990, there has been no cessation of operations at a facility so as to become subject to the provisions of Sections 4062(e) of ERISA, (B) since January 1, 1990, there has been no withdrawal of a substantial employer from any Single Employer Defined Benefit Plan so as to become subject to the provisions of Section 4063 of ERISA.

                  (v) For the purposes of this Agreement:

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute thereto and all final or temporary regulations promulgated thereunder and generally applicable published rulings entitled to precedential effect.

                  "ERISA Affiliate" means all members of a controlled group of corporations and all trades and businesses (whether or not incorporated) under common control and all other entities which, together with Starrett, are treated as a single employer under any or all of Sections 414(b) or (c) of the Code on either the date of this Agreement or the Closing Date.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

                  "PBGC" means the Pension Benefit Guaranty Corporation or any person succeeding to the functions thereof.

                  "Single Employer Defined Benefit Plan" means a plan subject to Subtitle B of Title IV of ERISA which is not a Multiemployer Plan.

                  "Plan" means any plan, program, arrangement, agreement or commitment which is a pension, profit sharing, savings, thrift or other retirement plan, life, health, accident or disability insurance plan (including without limitation any "employee welfare benefit plan as defined in Section 3(3) of ERISA), deferred compensation, stock purchase, stock option, performance share, bonus or other executive plan or severance pay plan, policy or procedure, or vacation or other employee benefit plan, program arrangement, agreement or commitment.

         Section 3.16. Absence of Certain Changes or Events. Since June 30, 1997, except as disclosed in SCHEDULE 3.16, Starrett and the Subsidiaries have conducted their business, in all material respects, in the ordinary course and in a manner consistent with past practice (except in connection with the negotiation and execution and delivery of this Agreement), and since June 30, 1997, except as disclosed in SCHEDULE 3.16, and except as permitted in this Agreement, there has not been (i) any event or events (whether or not covered by insurance), individually or in the aggregate, having a Starrett Material Adverse Effect, (ii) any material change by Starrett in its accounting methods, principles or practices, (iii) any entry by Starrett or any Subsidiary into any commitment or transaction material to Starrett, except in the ordinary course of business and consistent with past practice or except in connection with the negotiation and execution and delivery of this Agreement, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Starrett or any redemption, purchases or other acquisition of any of Starrett's or its Subsidiaries' securities (except for cash dividends paid to Starrett by its wholly-owned Subsidiaries with regard to their capital stock, and the declaration and payment to the holders of Starrett Shares regular quarterly dividends to stockholders of record with such record dates and payment dates as are consistent with past practice), (v) other than pursuant to the Plans or as required by law, any increase in, amendment to, or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan (other than a multiemployer plan), (vi) granted any general increase in compensation, bonus or other benefits payable to the employees of Starrett or its Subsidiaries, except for increases occurring in the ordinary course of business in accordance with its customary practice, (vii) paid any bonus to the employees of Starrett or its Subsidiaries except for bonuses accrued on Starrett's unaudited balance sheet for the quarter ending June 30, 1997,
(viii) any incurrence of indebtedness for borrowed money or assumption or guarantee of indebtedness or borrowed money by Starrett or any of its Subsidiaries (other than loans from Starrett to any wholly-owned Subsidiary or from any wholly-owned Subsidiary to Starrett or any other wholly-owned Subsidiary), or the grant of any lien on the material assets of Starrett or its Subsidiaries to secure indebtedness for borrowed money except, in any such case, any drawdowns by Starrett under its revolving credit facility consistent with past practice, (ix) any sale or transfer of any material assets of Starrett or its Subsidiaries other than in the ordinary course of business and consistent with past practice, or (x) any loan, advance or capital contribution to or investment in any person in an aggregate amount in excess of $100,000 by Starrett or any Subsidiary (excluding any loan, advance or capital contribution to, or investment in, Starrett or any wholly-owned Subsidiary and except for drawdowns by Starrett under its revolving credit facility consistent with past practice).

         Section 3.17. Finder's Fee. Except as set forth on SCHEDULE 3.17, neither Starrett nor any of the Subsidiaries has incurred any liability for finder's or brokerage fees or commissions in connection with this Agreement or the transactions hereby contemplated.

         Section 3.18. Section 912. The approval of the Board of Directors of Starrett of this Agreement, the Merger , the Shareholders Agreement (as hereinafter defined) and the letter dated October 8, 1997 between Arre Star Acquisition, LLC and Starrett (the "October 8 Letter") is sufficient to render inapplicable to this Agreement, the Offer, the Merger, the Shareholders Agreement and the October 8 Letter the provisions of Section 912 of the BCL.

         Section 3.19. Environmental Matters. (a) Except as set forth in
SCHEDULE 3.19 Starrett and the Subsidiaries have obtained or caused to be obtained and continue to maintain and will continue to maintain up to the Closing Date or cause the maintenance of permits, licenses, consents and approvals necessary for conducting the business of Starrett and the Subsidiaries which are required under Environmental Laws (the "Environmental Approvals"), and neither Starrett nor any of the Subsidiaries has operated in violation of any Environmental Law or the terms of any Environmental Approval, except for such violations which would not have a Starrett Material Adverse Effect. The operations of Starrett and each of its Subsidiaries, as of the Closing Date, will be in compliance in all respects with all Environmental Laws except for any such noncompliance which would not result in a Starrett Material Adverse Effect.

                  (b) Except as set forth in SCHEDULE 3.19 and except as would not have a Starrett Material Adverse Effect:

                           (1) neither Starrett nor any of the Subsidiaries
                  has used, stored, generated, discharged, emitted, transported, disposed of or treated Hazardous Substances except in a manner which complies with the applicable Environmental Laws and Environmental Approvals and to the best of knowledge of Starrett and each of its Subsidiaries, there are no Hazardous Substances present in, on or under any Owned Real Property owned by Starrett or any of its Subsidiaries or any real property leased or managed by Starrett or any of its Subsidiaries, the nature, amount or concentration of which would reasonably be expected to result in any federal, state or local environmental protection agency undertaking or requiring the removal or Remediation of such Hazardous Substances if such agency were aware of the presence of such Hazardous Substances.

                           (2) to the best of Starrett's knowledge, no prior
                  owner, occupant, tenant or user of any facility which is now or has heretofore been owned or used by Starrett or any of the Subsidiaries (a "Facility") has ever used, stored, generated, discharged, emitted, transported, disposed of or treated Hazardous Substances at, on or from any Facility except in a manner which complies with all Environmental Laws and Environmental Approvals;

                           (3) there is not, and there has not been, any
                  Environmental Condition (as defined herein) or release or threat of release (as those terms are defined in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. section 9601 et seq.) ("CERCLA")) of Hazardous Substances at, on or from any Facility; and

                           (4) to the best knowledge of Starrett and each of
                  its Subsidiaries, there is not now nor has there ever been, on or in any Owned Real Property or real property leased by Starrett or any of its Subsidiaries, any underground storage tanks or surface impoundments containing Hazardous Substances.

                  (c) Except as set forth on SCHEDULE 3.19, neither Starrett nor any of the Subsidiaries has received notice of any pending or threatened investigation, claim, enforcement proceeding, cleanup order, citizen suit or other action instituted by any private party, employee or Governmental Body under any Environmental Laws arising out of the conduct or the operations of Starrett or any of the Subsidiaries or as a result of any Environmental Condition at any Facility. Neither Starrett nor any of its Subsidiaries is subject to any outstanding written orders from, or written agreements with, any Governmental Entity respecting (A) violations or liability pursuant to Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Substance. No judicial or administrative proceedings or governmental investigations are pending, or to the knowledge of Starrett or any of its Subsidiaries threatened against Starrett or any of its Subsidiaries alleging the violation of or seeking to impose liability pursuant to any Environmental Law or as the result of the Release or alleged Release of a Hazardous Substance, except for any such proceedings or investigations that would not result in a Starrett Material Adverse Effect, and neither Starrett nor any of its Subsidiaries has received any notice of any pending or threatened investigation, claim, enforcement proceeding or other action instituted by any governmental agency or private party under any Environmental Laws arising out of the conduct or operations of Starrett or any of its Subsidiaries.

                  (d) For the purpose of this Agreement:

                  "Environment" means soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

                  "Environmental Condition" means any condition with respect to the Environment, whether or not yet discovered, at any Facility, including any condition resulting from the operation of the business of Starrett or any of the Subsidiaries or the operation of the business of any subtenant or occupant of any Facility, which is reasonably likely to or does result in any losses which are reasonably likely to have a Starrett Material Adverse Effect.

                  "Environmental Laws" means all statutes, laws, treatises, rules, codes, ordinances, regulations, permits, certificates or orders (collectively, "Governmental Rules") of any Governmental Authority or any judgment, decree, injunction, writ or order of any Governmental Authority relating to injury to, or the protection of, human health or the Environment that are in effect prior to the Closing Date, including, without limitation, all valid and lawful requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigating, remediation and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

                  "Hazardous Substances" means any substance (a) the presence of which requires notification, investigation or remediation under any Environmental Law as in effect prior to the Closing Date; (b) which prior to the Closing Date is or becomes defined under any Environmental Laws as "hazardous waste", "hazardous material" or "hazardous substance", "extremely hazardous waste", "restricted hazardous waste", "solid waste", "toxic waste", "toxic substance" or "pollutant" or "contaminant" and is regulated under any Environmental Law, (c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or become regulated by any Governmental Authority under Environmental Laws prior to the Closing Date; (d) which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds regulated under Environmental Laws prior to the Closing Date; (e) which contains polychlorinated byphenyls (PCBs) or friable asbestos or urea formaldehyde foam insulation; or (f) which contains or emits radioactive particles, waves or materials, including radon gas.

                  "RCRA" means the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.

                  "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the environment; and

                  "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a Governmental Authority or required under any Environmental Law, or voluntarily undertaken to (1) clean up, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the environment, (2) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare or the environment; (3) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (4) bring the applicable party into compliance with any Environmental Law.

         Section 3.20. Opinion of Financial Advisor. Starrett has received the opinion of the Financial Advisor to the effect that, as of the date hereof, the cash consideration to be received by the holders of Starrett in the Offer and the Merger is fair from a financial point of view to such holders. Starrett has been authorized by the Financial Advisor to include the Fairness Opinion in the Offer Documents and the Proxy Statement and such opinion has not been withdrawn or modified. True and complete copies of all agreements and understandings between Starrett or any of its Affiliates and the Financial Advisor relating to the transactions contemplated by this Agreement are attached hereto as SCHEDULE 3.20.

         Section 3.21. Vote Required. The affirmative vote of the holders of 662/3% of the outstanding shares of the Starrett Common Stock is the only vote of the holders of any class or series of Starrett's capital stock necessary (under applicable law or otherwise) to approve the Merger.

         Section 3.22. Employment Relations; Compliance. There are no administrative proceedings, audits or investigations pending or, to the best of Starrett's knowledge, threatened and no written or, to the best of Starrett's knowledge, oral or threatened complaints against Starrett or any of its Subsidiaries concerning the employment or term of employment of any employee of Starrett or any of its Subsidiaries, or any violation of any federal, state or local law, executive order or regulation relating to employment relations, collective bargaining, employment discrimination, employee benefits, occupational safety and health, wages and hours of employees, immigration, medical and family leave and the collection and payment of withholding and/or social security taxes and any similar tax (an "Employment Law") that, individually or in the aggregate, would have a Starrett Material Adverse Effect. To the best knowledge of Starrett, each of Starrett and its Subsidiaries is in compliance in all material respects with all Employment Laws, except for such noncompliance that, individually or in the aggregate, would not have a Starrett Material Adverse Effect.

         Section 3.23. Indemnification of Employees, Etc. Except in connection with matters set forth on SCHEDULE 3.09 hereto, and except for matters covered by insurance (subject to deductibles) as of the date hereof, there is no proceeding, claim, suit, action or governmental investigation pending or, to the best knowledge of Starrett or any of its Subsidiaries, threatened, with respect to which any current or former director, officer, employee or agent of Starrett or any of its Subsidiaries is entitled, or has asserted he is entitled, to claim indemnification from Starrett or any of its Subsidiaries pursuant to the Certificate of Incorporation or By-Laws of Starrett or any provisions of the comparable charter or organizational documents of any of its Subsidiaries, as provided in any indemnification agreement to which Starrett or any Subsidiary of Starrett is a party, or pursuant to applicable law, that has a Starrett Material Adverse Effect.

         Section 3.24. Labor Relations. Except as set forth in SCHEDULE 3.24, there are or were, at any time in the three (3) year period preceding the date of this Agreement, no collective bargaining agreements, memoranda of understanding, side letters, or other agreements with any labor union or organization in effect to which Starrett or any of its Subsidiaries are or were a party or otherwise bound and which materially affect Starrett's business (collectively, the "Labor Agreements"), including agreements referred to or incorporated by reference into any of the Labor Agreements, and no employees of Starrett or any of its Subsidiaries are represented by any labor organization. There are no provisions in any of the Labor Agreements that would materially interfere with Starrett's ability to consummate the Offer or Merger hereunder.

         Section 3.25. Tangible Property. All of the assets of Starrett and its Subsidiaries have been maintained and repaired for their continued operation and are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such repair or condition or so usable would not individually or in the aggregate have a Starrett Material Adverse Effect.

         Section 3.26. Board Recommendation. On or prior to the date hereof, the Board of Directors of Starrett, at a meeting duly called and held, has by the vote of those directors present (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are fair and in the best interests of the stockholders of Starrett and has approved the same and (ii) resolved to recommend that the holders of the Starrett Shares accept the Offer and approve the Merger.

         Section 3.27. Related Party Transactions. Since January 1, 1997 except as set forth on SCHEDULE 3.27 and except for the Plans or as otherwise disclosed hereunder, no director hereunder, no director, officer, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of Starrett or any of its Subsidiaries (i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to Starrett or any of its Subsidiaries for indebtedness or similar obligations incurred in the ordinary course of business or (ii) is otherwise a party to any contract, arrangement or understanding with Starrett or any of its Subsidiaries of a nature that would be required to be disclosed under Item 404 of Regulation S-K of the Securities Act.

         Section 3.28. Schedule 14D-9, Offer Documents and Schedule 14D-1. The
Schedule 14D-9 and any amendments and supplements thereto will, when filed with the Commission and when published, sent or given to holders of Starrett Common Stock, comply as to form in all material respects with the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Starrett with respect to information supplied by Acquisition in writing for inclusion therein. None of the information supplied by Starrett for inclusion in the Offer Documents or the Schedule 14D-1, and any amendments thereof, or supplements thereto, will, when such materials are filed with the Commission and when published, sent or given to holders of Starrett Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.


                                  ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF ACQUISITION

         Acquisition represents and warrants to Starrett that:

         Section 4.01. Organization and Good Standing. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and it has the corporate power and authority to own or lease all of the properties and assets owned or leased by it and to carry on its business as it is now being conducted.

         Section 4.02. Authority of Acquisition. Acquisition has the corporate power to execute and deliver this Agreement and all other documents hereby contemplated, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. The execution, delivery and performance of, and consummation of the transactions contemplated by, this Agreement and all other documents hereby contemplated have been duly authorized by Acquisition's Board of Directors and shareholders and no other corporate proceedings on the part of Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Acquisition enforceable against it in accordance with its terms.

         Section 4.03. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by Acquisition does not, and the consummation by Acquisition of the transactions contemplated hereby will not,
(i) violate the Certificate of Incorporation or By-laws of Acquisition, or
(ii), subject to making the filings and obtaining the approvals identified in
Section 4.03(b), violate any law, rule, regulation, order, judgment or decree applicable to Acquisition or by which any property or asset of Acquisition is bound or affected, or (iii) subject to making the filings and obtaining the approvals identified in SCHEDULE 4.04(A), result in any Violation pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquisition is a party or by which Acquisition or any property or assets of Acquisition is bound or affected, except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Offer or Merger in any material respect, or otherwise prevent Acquisition from performing its material obligations under this Agreement, or would not, individually or in the aggregate, limit Acquisition's ability to consummate the transactions hereby contemplated or have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Acquisition (an "Acquisition Material Adverse Effect").

                  (b) The execution and delivery of this Agreement by Acquisition does not, and the performance of this Agreement and the consummation by Acquisition of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (A) the pre-merger notification requirements of the HSR Act, and (B) filing and recordation of appropriate merger and similar documents as required by New York law.

         Section 4.04. Finder's Fees. Except as set forth on SCHEDULE 4.04, Acquisition has not incurred any liability for finder's, brokerage or similar fees or commissions in connection with this Agreement or the transactions hereby contemplated.

         Section 4.05. Litigation. There is on the date hereof no claim, suit, action, proceeding, audit or investigation pending or, to the best of Acquisition's knowledge, threatened against, involving or affecting Acquisition, which seeks to or would likely materially adversely affect the ability of Starrett or Acquisition to consummate the transactions contemplated hereby.

         Section 4.06. HUD. Except as described or set forth in SCHEDULE 4.06, neither Acquisition, nor any of its officers or directors nor any shareholder having more than a 10% direct or indirect interest in Acquisition, nor any of their affiliates, as defined in 24 CFR ss.200.215(a) (collectively referred to as "Acquisition Principals"), have been convicted of a felony or are the subject of a complaint or indictment charging a felony debarred, suspended or received a full or limited denial of participation or otherwise disqualified or sanctioned by the United States Department of Housing and Urban Development ("HUD") or by any other department or agency of the federal government or of any state or local government, nor have any of the Acquisition Principals served as an officer or director of, or been a shareholder, partner or member of an entity having a 10% direct or indirect interest, or general partner interest

(regardless of percentage) in, nor acted as sponsor, prime contractor, turnkey developer, management agent, nursing home administrator or operator, packager or consultant, or architect or attorney in or for, any federal, state or local governmentally assisted development (other than as an architect or attorney with an arm's-length fee arrangement for professional services) that has been the subject of a mortgage foreclosure, mortgage default, or mortgage work-out arrangement, or regulatory agreement default and neither Acquisition nor any of the Acquisition Principals nor any entity controlled by them or real property owned by them (collectively referred to as "Property") are delinquent in the payment of New York State or New York City taxes nor are there outstanding unsatisfied notices of violations issued against the Property.

         Section 4.07. Financing. Acquisition has received the written commitment for the debt portion of the financing for the consummation of the Offer and the Merger annexed hereto as SCHEDULE 4.07. The financing provided under such commitment, together with the $5 Million Deposit described below and equity to be contributed by Acquisition's principals, are sufficient in amount to provide sufficient funds to Acquisition for consummation of the Offer and the Merger and all transactions contemplated by Acquisition to be consummated in connection therewith, and all fees and expenses to be incurred by Acquisition in connection with the foregoing. Such commitment is in full force and effect in the form annexed hereto.


                                   ARTICLE V
                                   COVENANTS

         Section 5.01. Acquisition Transactions. Prior to the date on which designees of Acquisition constitute a majority of the directors of Starrett, Starrett agrees (a) that neither it nor any of the Subsidiaries shall, nor shall it or any of the Subsidiaries permit their respective officers, directors, executive employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the Subsidiaries) to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, consolidation or other business combination, sale of a material amount of assets outside of the ordinary course of business or the issuance of Voting Debt or Options, sale of shares of capital stock outside of the ordinary course of business or similar transaction involving Starrett or any of the Subsidiaries (any such transaction being hereinafter referred to as an "Acquisition Transaction") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Transaction (excluding the Offer and the Merger contemplated by this Agreement and excluding any such matter described on SCHEDULE 5.02), or otherwise facilitate any effort or attempt to make or implement an Acquisition Transaction; and (b) that it will notify Acquisition promptly with all relevant details if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it, and if said inquiry or proposal is in writing it will deliver to Acquisition a copy of such inquiry or proposal as promptly as is practicable; provided, however, that nothing contained in this Section 5.01 shall prohibit the Board of Directors or officers of Starrett from furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal relating to an Acquisition Transaction, if, and only to the extent that, (A) the Board of Directors of Starrett, based upon advice of outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders under applicable law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Starrett provides written notice to Acquisition to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, which notice shall (to the extent consistent with the fiduciary duties of the Board of Directors to shareholders under applicable law) include the identity of the person or entity engaging in such discussions or negotiations, requesting such information or making such proposal, and the material terms and conditions of any proposed Acquisition Transaction, and (C) Starrett keeps Acquisition reasonably informed of the status and all material information with respect to any such discussions or negotiations. Nothing in this Section 5.01 shall (x) permit Starrett to terminate this Agreement (except as provided in Section 8.02 hereof), (y) permit Starrett to enter into any agreement with respect to an Acquisition Transaction for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, Starrett shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Transaction (other than a confidentiality agreement in customary form)), or
(z) affect any other obligation of Starrett under this Agreement. The Company shall immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Starrett or any employee, agent or representative of any kind with respect to any Acquisition Proposal existing on the date hereof.

         Section 5.02. Interim Operations. Subsequent to the date hereof and prior to the date on which a majority of Starrett's directors are designees of Acquisition, unless Acquisition has consented in writing thereto (which consent shall not be unreasonably withheld), except as set forth on SCHEDULE 5.02, Starrett agrees that it:

                  (a) shall, and shall cause its Major Subsidiaries to, conduct their operations in all material respects according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                  (b) shall use its reasonable efforts, and shall cause its Subsidiaries other than inactive Subsidiaries to use its reasonable efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them (Acquisition agreeing to reasonably cooperate with Starrett in such efforts);

                  (c) shall promptly deliver to Acquisition true and correct copies of any report, statement or schedule filed with the SEC or any other state or federal Governmental Authority in connection with this Agreement and the transactions contemplated hereby;

                  (d) shall not, and shall not permit any of the Subsidiaries to, amend its Certificate of Incorporation or By-laws;

                  (e) shall not, and shall cause each of the Subsidiaries to not, (w) issue, transfer, deliver or sell any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (x) grant, confer or award any Option, Voting Debt, conversion right or other right not existing on the date hereof to acquire any share of its capital stock, or amend the terms of or reprice any outstanding option, warrant, or conversion right, or grant, confer or award any bonuses or other forms of cash incentives to any officer, director or employee except consistent with past practice, (y) increase any compensation under any employment agreement with any of its present or future officers, directors or employees, except for normal increases consistent with past practice, grant any severance or termination pay to, or, except on a basis consistent with the letter of even date herewith from Acquisition to Starrett, enter into any employment or severance agreement with, or extend any loan or advance to any officer, director or employee or amend any such agreement in any material respect other than severance arrangements which are consistent with past practice with respect to employees terminated by Starrett, or
         (z) adopt any new employee benefit plan (including, without limitation, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan (other than a multiemployer plan) in any material respect, without Acquisition's written consent, not to be unreasonably withheld;

                  (f) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests other than the regular quarterly cash dividend of $0.0625 per share payable to shareholders of record at September 30, 1997, or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares or its capital stock or capital stock of any of the Subsidiaries, or make any commitment for any such action;

                  (g) shall not, and shall not permit any of the Subsidiaries to, acquire, sell, lease, encumber or otherwise dispose of any assets for its own account (including, without limitation, capital stock of or other equity interests in Subsidiaries or other entities) in the aggregate for an amount exceeding $250,000 except in the ordinary course of business or as set forth on SCHEDULE 5.02;

                  (h) shall not, and shall not permit any of the Subsidiaries to, incur or assume any indebtedness for borrowed money, except in the ordinary course of business consistent with past practice or as set forth on SCHEDULE 5.02, or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than wholly-owned subsidiary, except in compliance with any partnership agreement or joint venture agreement to which Starrett or a Subsidiary is a party, or otherwise or sell any debt securities, in the aggregate exceeding $250,000;

                  (i) shall not, nor shall it permit any of its Subsidiaries to, (i) merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto or (ii) acquire or agree to acquire any assets of any corporation, partnership, association or other business organization or division thereof, except for the purchase of inventory and supplies in the ordinary course of business;

                  (j) shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Starrett or any of its Subsidiaries;

                  (k) shall not, nor shall Starrett permit any of its Subsidiaries to, (A) enter into any contracts involving in any individual case, aggregate annual payments by Starrett or any of its Subsidiaries in each case for its own account in excess of $250,000 or (B) modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any material contract in any manner that is material and adverse to the Starrett or the respective Subsidiary of Starrett party thereto;

                  (l) not settle or compromise any claim for appraisal rights in respect of the Merger without the prior written consent of Acquisition;

                  (m) shall not, and shall not permit any of the Subsidiaries to, authorize or make capital expenditures in excess of $250,000 in the aggregate, except for, (1) in the case of Levitt, the purchase and development of land described on SCHEDULE 5.02 in the ordinary course of business and (2) capital expenditures in an aggregate amount not exceeding $2,000,000 in connection with moving Starrett's corporate offices;

                  (n) shall not and shall not permit any of the Subsidiaries to, mortgage or otherwise encumber or subject to any Lien any properties or assets except as would not materially adversely affect the business of Starrett or any Major Subsidiary;

                  (o) shall not make any material change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles or by applicable tax laws; and

                  (p) shall not, and shall not permit any of the Subsidiaries to, do or agree to do any of the foregoing set forth in clauses (d),
         (e), (f), (g), (h), (i), (j), (k), (l), (m), (n) and (o).

         Section 5.03. Shareholder Approval. (a) To the extent shareholder approval of this Agreement is required by law, Starrett will take (and Acquisition shall use all reasonable efforts to cause Starrett to take) all action necessary in accordance with New York law, Starrett's Certificate of Incorporation, as amended, its By-laws and the requirements of the American Stock Exchange, to convene a special meeting of the Starrett Shareholders (the "Starrett

Shareholders Meeting") as promptly as practicable following the expiration of the Offer to consider and vote upon the approval of the Merger, this Agreement and the transactions contemplated hereby.

                  (b) Starrett's Board of Directors shall, subject to its good faith judgment as to its fiduciary obligations to the Starrett Shareholders imposed by law, recommend that the Starrett Shareholders vote in favor of the Merger, this Agreement and the transactions hereby contemplated and cause Starrett to take all lawful actions to solicit from the Starrett Shareholders proxies in favor of such approval.

                  (c) Notwithstanding the foregoing, if Acquisition and its affiliates shall own at least 90% of the outstanding Starrett Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of shareholders in accordance with Section 905 of the BCL.

                  (d) To the extent shareholder approval of this Agreement is required by law, Starrett shall prepare (and Acquisition shall assist where reasonable and appropriate), a proxy statement relating to the Starrett Shareholders Meeting (the "Starrett Proxy Statement") and a form of proxy for use at the Starrett Shareholders Meeting relating to the vote of the Starrett Shareholders with respect to the Merger, this Agreement and the transactions hereby contemplated (together with any amendments or supplements thereto, in each case in the form or forms mailed to the Starrett Shareholders). Starrett shall cause (and Acquisition shall use all reasonable efforts to cause) the Starrett Proxy Statement to be mailed to Starrett Shareholders at the earliest practicable date following consummation of the Offer. Acquisition shall promptly furnish to Starrett such information regarding each of Acquisition and heir respective officers and directors as may be reasonably requested by Starrett for inclusion in the Starrett Proxy Statement as required by any law or by the Commission.

                  (e) Starrett covenants that none of the information supplied, or to be supplied, by Starrett specifically for inclusion or incorporation by reference in the Starrett Proxy Statement, including, without limitation, information concerning Starrett or any of its affiliates, directors, officers, employees, agents or representatives in the Starrett Proxy Statement will, at the time of mailing of the Starrett Proxy Statement or any amendment or supplement thereto to the Starrett Shareholders, contain any untrue statement of any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Starrett Shareholders' Meeting, any event with respect to Starrett or any of its Subsidiaries, or with respect to other information supplied by Starrett specifically for inclusion in the Starrett Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Starrett Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the Commission and, as required by law, disseminated to the Starrett Shareholders. All documents that Starrett is responsible for filing with the Commission in connection with the transactions contemplated herein, including the Schedule 14D-9 or the Starrett Proxy Statement, insofar as it relates to Starrett or its Subsidiaries or other information supplied by Starrett specifically for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act, the Exchange Act or the rules and regulations thereunder, and each such document required to be filed with any Governmental Authority other than the Commission will comply in all material respects with the provisions of applicable law as to the information required to be contained therein, except that no covenant is made by Starrett with respect to statements made therein based on information supplied by Acquisition or any of their affiliates, directors, officers, employees, agents or representatives in writing for inclusion therein.

                  (f) Acquisition covenants that none of the information supplied, or to be supplied, by Acquisition specifically for inclusion or incorporation by reference in the Starrett Proxy Statement, including, without limitation, information concerning Acquisition or any of its affiliates, directors, officers, employees, agents or representatives supplied by Acquisition in connection with Starrett's preparation of the Starrett Proxy Statement will, at the time of mailing of the Starrett Proxy Statement or any amendment or supplement thereto to the Starrett Shareholders, contain any untrue statement of any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Starrett Shareholders' Meeting, any event with respect to Acquisition, or with respect to other information supplied by Acquisition for inclusion in the Starrett Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Starrett Proxy Statement, such event shall be so described, and the information required to be filed in such amendment or supplement shall be promptly delivered to Starrett for filing with the Commission and, as required by law, dissemination to the Starrett Shareholders. All documents that Acquisition is responsible for filing with the Commission in connection with the transactions contemplated herein, including the Schedule 14D-1, insofar as it relates to Acquisition or other information supplied by Acquisition specifically for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act, Exchange Act or the rules and regulations thereunder, and each such document required to be filed with any Governmental Authority other than the Commission will comply in all material respects with the provisions of applicable law as to the information required to be contained therein, except that no covenant is made by Acquisition with respect to statements made therein based on information supplied by Starrett or any of the Subsidiaries or any of their respective affiliates, directors, officers, employees, agents or representatives in writing for inclusion therein.

                  (g) Acquisition agrees to cause all Starrett Shares purchased pursuant to the Offer and all other Starrett Shares owned by Acquisition or any affiliate of Acquisition to be voted in favor of the approval and adoption of this Agreement.

         Section 5.04. Access by Acquisition. The directors, officers, employees, lenders, accountants, counsel and other representatives of Acquisition (collectively, the "Representatives") shall be permitted reasonable access, during usual business hours during the period prior to the Closing Date to the properties, accounts, books, contracts, commitments, tax returns and records of Starrett and the Subsidiaries, and such other information relating to

Starrett and the Subsidiaries as Acquisition shall reasonably request. The Representatives shall be permitted to discuss the business affairs, finances and accounts of Starrett and the Subsidiaries with the officers, directors, executives, counsel, auditors and actuaries of Starrett and the Subsidiaries..

         Section 5.05. Hart Scott Rodino Filing. Each party hereto shall file or cause to be filed with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") any notification required to be filed by their respective "ultimate parent" companies under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties will use all reasonable efforts to make such filings within five business days after commencement of the Offer, and to respond on a timely basis to any requests for additional information made by either of such agencies. Each of the parties hereto agrees to furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective representatives, on the one hand, and the FTC, the Antitrust Division or any other Governmental Authority or members or their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby, other than personal financial information filed therewith. Each party hereto agrees to furnish the others with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authorities, including without limitation any filings necessary under the provisions of the HSR Act.

         Section 5.06. No Breach of Representations and Warranties. Each of Starrett and Acquisition shall not knowingly and Starrett shall not knowingly permit any Subsidiary to take any action which would be reasonably likely to cause or constitute a material breach, or knowingly take any action which, if it had been taken prior to the date hereof, would have caused or constituted a material breach of, any of its representations and warranties set forth in Articles III and IV, respectively. Each of Starrett and Acquisition shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in Articles III and IV, respectively, as of the Closing Date, give detailed notice thereof to each other non-breaching party; and each of Starrett and Acquisition shall use its reasonable efforts to prevent or promptly to remedy such breach whether or not caused by any action knowingly taken.

         Section 5.07. Consents; Notices. Each of Starrett and Acquisition shall use its reasonable efforts to obtain and deliver to each other party all written consents, in form and substance satisfactory to each other party, required in connection with this Agreement or the transactions hereby contemplated. Each of Starrett and Acquisition shall also deliver all notices to Governmental Authorities and third parties required to be delivered in connection with the execution of this Agreement and the transactions hereby contemplated.

         Section 5.08. Reasonable Efforts. Subject to the fiduciary duties of the Board of Directors of Starrett and on the terms and subject to the conditions of this Agreement, each of Starrett and Acquisition shall use its reasonable efforts to effectuate the transactions hereby contemplated and to fulfill the conditions to the obligations of each under this Agreement, including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act. Starrett will use all reasonable efforts to obtain any consent from third parties necessary to allow Starrett and its Subsidiaries to continue operating their business as presently conducted as a result of the consummation of the transactions contemplated hereby. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement of to vest the Surviving Corporation with full title to all properties, assets, rights, approval, immunities and franchises of either of Starrett or Acquisition, the proper officers and directors of each party to this Agreement shall take all such necessary action.

         Section 5.09.  Indemnification; Officers' and Directors' Insurance.

                  (a) Acquisition agrees that all rights to indemnification existing as of the date hereof in favor of the present or former directors, officers, employees, fiduciaries and agents of Starrett or any of the Subsidiaries as provided in Starrett's certificate of incorporation or by-laws or pursuant to other agreements, arrangements or the certificate of incorporation, by-laws or similar documents of any of the Subsidiaries as in effect on the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect pursuant to the terms thereof. The Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the policies of directors' and officers' liability insurance and the Starrett employed lawyers liability insurance maintained by Starrett and its Subsidiaries, each as in effect on the date hereof (provided that they may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous), with respect to matters occurring prior to the Effective Time.

                  (b) It is understood and agreed that Starrett shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer and fiduciary of Starrett or any of the Subsidiaries (collectively, the "Indemnified Parties") against any fees, costs or expenses (including reasonable attorneys' fees) and judgments, fines, losses, damages, liabilities and amounts paid in settlement (collectively, "Losses"), in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation arising out of any actions or omissions occurring at or prior to the Effective Time that are in whole or in part based on or arising out of the fact that such person is or was a director, officer or fiduciary of Starrett or pertaining to any of the transactions contemplated hereby. In no event shall Starrett or the Surviving Corporation be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). Any Indemnified Party wishing to claim indemnification under this
Section 5.09(b), upon learning of any such claim, action, suit, proceeding or investigation, shall notify Starrett (or after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 5.09(b) except to the extent such failure prejudices such party's position with respect to such claims) and shall deliver to Starrett (or after the Effective Time, the Surviving Corporation) the undertaking contemplated by
Section 723(c) of the BCL. Starrett (or, after the Effective Time, the Surviving Corporation) shall be entitled to assume and control the defense of any such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party; provided, however, that any Indemnified Party may at its own expense retain separate counsel to participate in such defense. If Starrett or the Surviving Corporation does not elect to assume such defense, then the Indemnified Parties may assume such defense with one counsel (and, if required, one local counsel) of their own choosing reasonably acceptable to Starrett or the Surviving Corporation.

                  (c) If any action, suit, proceeding or investigation relating hereto or to the transactions contemplated hereby is commenced, whether before or after the Effective Time, Starrett and, after the Effective Time, the Surviving Corporation, shall agree to use their commercially reasonable efforts to defend against and respond thereto.

                  (d) This Section 5.09 shall survive for a period of six years (and thereafter with respect to claims then pending) following the Effective Time and is intended to benefit Starrett, the Surviving Corporation and the Indemnified Parties. In the event Starrett or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) transfers all or substantially all of its properties to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Starrett and the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.09.

         Section 5.10. Government Agency Cooperation. Acquisition shall provide, and shall cause the Acquisition Principals to provide, any and all information that may be required by HUD, or any other federal, state or local governmental entity in connection with the transactions contemplated by this Agreement and in connection with any approval that may be required for the transfer of interests in any governmentally assisted development in which Starrett or any of its Subsidiaries has had an interest, and shall pay all reasonable fees and expenses (including the reasonable fees and expenses of Starrett's counsel) incurred in connection with obtaining any such approval.

         Section 5.11. Directors. (a) Promptly upon the acceptance for payment of, and payment by Acquisition for, all Starrett Shares tendered and not withdrawn pursuant to the Offer, Acquisition shall be entitled to designate such number of directors on the Board of Directors of Starrett as will give Acquisition, subject to compliance with Section 14(f) of the Exchange Act, representation on such Board of Directors equal to at least that number of directors, rounded up to the next whole number (and in no event less than a majority of the Board of Directors), which is the product of (a) the total number of directors on such Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of Starrett Shares so accepted for payment and paid for by Acquisition or otherwise owned by Acquisition and its affiliates bears to (ii) the number of such Starrett Shares outstanding, and Starrett shall, at such time, cause Acquisition's designees to be so elected; provided, however, that in the event that Acquisition's designees are appointed or elected to the Board of Directors of the Company, until the Effective Time of the Merger such Board of Directors shall have at least two directors who are directors on the date hereof or who are otherwise not officers, directors or affiliates of Acquisition and are independent directors under the rules of the American Stock Exchange (the "Independent Directors") and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers, stockholders or affiliates of Acquisition and who shall be independent directors under the rules of the American Stock Exchange, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, Starrett shall take all action requested by Acquisition necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Starrett agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Acquisition shall have provided to Starrett on a timely basis all information required to be included in the Information Statement with respect to Acquisition's designees). In connection with the foregoing, Starrett will promptly, at the option of Acquisition, either increase the size of Starrett's Board of Directors or obtain the resignation of such number of its current directors as is necessary to enable Acquisition's designees to be elected to Starrett's Board of Directors as provided above.

                  (b) Following the election or appointment of Acquisition's designees pursuant to this Section 5.11 and prior to the Effective Time of the Merger, if requested by a majority of the Independent Directors, Acquisition's designees shall abstain from acting upon, and the approval of a majority of the Independent Directors shall be required to authorize, any matter relating to this Agreement or the Merger, including without limitation any termination of this Agreement by Starrett, any amendment of this Agreement requiring action by the Board of Directors of Starrett, any extension of time for the performance of any obligation or any other act of Acquisition under this Agreement and any waiver of compliance by Acquisition with any provision of this Agreement for the benefit of Starrett or the Starrett Shareholders.

         Section 5.12. Certain Agreements of Acquisition. If requested by Starrett, unless other arrangements are entered into by Acquisition and Irving
R. Fischer, Acquisition shall provide Starrett prior to consummation of the Offer with sufficient funds to pay the "Sale Payment" to Mr. Fischer, as such term is defined in the agreement between Mr. Fischer and Starrett dated November 7, 1996.

         Section 5.13. Notification of Certain Matters. Each party shall give prompt written notice to the other of (a) the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder and (b) in the case of Starrett, the occurrence of any threat by any executive officer or senior management employee of Starrett or any of its Major Subsidiaries to resign or otherwise terminate their employment relationship with Starrett or any of its Major Subsidiaries.


                                  ARTICLE VI
                    CONDITIONS TO ACQUISITION'S OBLIGATIONS

         All obligations of Acquisition under this Agreement to effect the Merger are subject solely to the fulfillment at or prior to the Closing Time of each of the following conditions (any of which may be waived in writing by Acquisition):

         Section 6.01. Injunctions. No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of any of Acquisition's material obligations under
Article II and no statute, rule, regulation, executive order, decree or injunction shall have after the date of this Agreement been enacted, entered, promulgated or enforced by any United States court or Governmental Authority of competent jurisdiction which prohibits the consummation of the Merger; provided, however, that Acquisition shall have used its commercially reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

         Section 6.02. Shareholder Approval. The Merger, this Agreement and the transactions contemplated hereby shall have been approved in a manner required by applicable law, and by the applicable regulations of any stock exchange or other regulatory body, provided, that Acquisition and its affiliates shall have voted all Starrett Shares owned by them in favor of this Agreement and provided further, that each of Acquisition and Starrett shall have used its commercially reasonable efforts to cause such approval to be obtained.

         Section 6.03. Consummation of the Offer. Acquisition shall have accepted for purchase and paid for Starrett Shares tendered pursuant to the Offer; provided, however, that this condition will be deemed satisfied with respect to Acquisition if Acquisition shall have failed to purchase Starrett Shares pursuant to the Offer in violation of the terms of the Offer or this Agreement.

                                  ARTICLE VII
                     CONDITIONS TO STARRETT'S OBLIGATIONS

         All obligations of Starrett under this Agreement to effect the Merger are subject solely to the fulfillment, at the Closing Time, of each of the following conditions (any of which may, subject to the provisions of Section 5.11, be waived in writing by Starrett):

         Section 7.01. Injunctions. No, court, agency or other authority shall have issued any order, decree or judgment to set aside, retrain, enjoin or prevent the performance of Starrett's obligations under Article II hereof. No statute, rule, regulation, executive order, degree or injunction shall have after the date of this Agreement been enacted, entered, promulgated or enforced by any United States court or Governmental Body of competent jurisdiction which prohibits the consummation of the Merger.

         Section 7.02. Shareholder Approval. The Merger, this Agreement and the transactions contemplated hereby shall have been approved in a manner required by applicable law, and by the applicable regulations of any stock exchange or other regulatory body.


                                 ARTICLE VIII
                         ESCROW DEPOSITS; TERMINATION

         Section 8.01. Escrow Deposits. Simultaneously with the execution and delivery of this Agreement, Acquisition has deposited with Proskauer Rose LLP (the "Escrow Agent") the cash sum of $5 million (the "$5 Million Deposit") under an Escrow Agreement (the "Deposit Escrow Agreement") among the Escrow Agent, Acquisition and Starrett. The $5 Million Deposit shall be paid by the Escrow Agent as prescribed under Section 8.03 below.

         Section 8.02. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Shareholders of Starrett or by Acquisition, subject, in the case of Starrett, to the provisions of Section 5.11:

                  (a) by the mutual consent of Acquisition and Starrett;

                  (b) by Acquisition, if prior to consummation of the Offer
(i) the Board of Directors of Starrett fails to make, or withdraws or materially modifies or changes in a manner adverse to Acquisition its recommendation to the Starrett Shareholders to accept the Offer, the Merger or this Agreement and the transactions contemplated hereby, or resolves to do the foregoing or (ii) the Board of Directors of Starrett shall have recommended that the Starrett Shareholders accept or approve an Acquisition Transaction with a person other than Acquisition, or resolves to do the foregoing or (iii) a tender or exchange offer for any of the outstanding shares of capital stock of Starrett is commenced (other than by Acquisition or its affiliates) and the Board of Directors of Starrett fails to timely recommend against Starrett Shareholders' tendering their shares into such tender or exchange offer;

                  (c) by Starrett, if in the exercise of its judgment as to its fiduciary duties to its shareholders, after consultation with outside counsel, the Board of Directors of Starrett determines that such termination is required by reason of a proposal relating to an Acquisition Transaction being made;

                  (d) by Starrett, if the Offer shall not have been consummated on or before November 20, 1997 or such later expiration date for the Offer as may be expressly permitted under Section 1.01(a) (provided that the conditions to consummation of the Offer set forth on EXHIBIT A have been satisfied on such date);

                  (e) by Starrett, if there has been a violation or breach by Acquisition of any representation, warranty or agreement contained in this Agreement specifically qualified by materiality, or a material violation or breach by Acquisition of any material representation, warranty or agreement not so qualified contained in this Agreement (which violation or breach is not cured by Acquisition within 30 days after written notice by Starrett to Acquisition reasonably describing such breach);

                  (f) by Acquisition prior to consummation of the Offer, if there has been a violation or breach by Starrett of any representation, warranty or agreement contained in this Agreement as though such representations, warranties and agreements were made without reference to a Starrett Material Adverse Effect (which violation or breach is not cured by Starrett within 30 days after written notice by Acquisition to Starrett reasonably describing such breach), except in all cases where the failure or failures of such representations and warranties to be so true and correct or such agreements to be performed or complied with would not have, singly or in the aggregate, a Starrett Material Adverse Effect;

                  (g) by Acquisition or Starrett, if the Offer shall not have been consummated on or before December 31, 1997, or if prior to such day a reasonable, well-informed person would conclude that any condition set forth in EXHIBIT A shall be incapable of being satisfied by such date (except that a party whose breach of covenant has caused such failure to consummate shall not be entitled to so terminate this Agreement), or the Merger has not been consummated by October 16, 1998; or

                  (h) by Starrett if Starrett is not in material breach of this Agreement and if the Offer has not been timely commenced in accordance with Section 1.01 hereof.

         Section 8.03. Effect of Termination. (a) In the event of the termination of this Agreement pursuant to Section 8.02, all obligations of the parties hereto shall terminate, except obligations of the parties pursuant to Sections 8.01, 9.03, 9.05, 9.06, 9.09, 9.10, 9.11 and this Section 8.03.

                  (b) If this Agreement is terminated pursuant to Section 8.02(d), Section 8.02(e), Section 8.02(g) (as a result of the breach of this Agreement by Acquisition) or Section 8.02(h), the $5 Million Deposit shall be forthwith paid to Starrett as liquidated damages, which remedy shall represent the only damages that may be sought by Starrett or any Starrett Shareholder under this Agreement in the event of a termination of this Agreement as aforesaid or any violation or breach of this Agreement which gave rise thereto.

                  (c) If this Agreement is terminated prior to consummation of the Offer pursuant to Section 8.02(b), Section 8.02(c) or (as a result of the willful breach of covenant or agreement under this Agreement by Starrett, which breach is not cured by Starrett within 30 days after written notice by Acquisition to Starrett reasonably describing such breach) Section 8.02(f) or Section 8.02(g), Starrett shall pay to Acquisition a fee (the "Fee") equal to $2,500,000 and shall reimburse Acquisition for its reasonable out-of-pocket expenses up to a maximum amount of $500,000 incurred in connection with the transactions contemplated by this Agreement, the payment of such Fee to be made simultaneously with the termination of this Agreement and the reimbursement of such expenses to be made promptly upon presentation of invoices therefor. In addition, if a More Favorable Transaction (as such term is defined below) is consummated within one year after the effective date of the termination of this Agreement as described in this Section 8.03(c) prior to consummation of the Offer, the Fee shall be increased to an amount equal to the excess, if any, of (A) the (i) the aggregate value of the consideration received by the Starrett Shareholders in the More Favorable Transaction minus the amount of the Original Consideration (as such term is defined below), multiplied by (ii) 25%, over (B) $2,500,000. The Fee shall represent liquidated damages and the only damages that may be sought by Acquisition in the event of a termination of this Agreement as aforesaid or any violation or breach of this Agreement which gave rise thereto. As used herein, (i) a "More Favorable Transaction" shall mean any Acquisition Transaction under which the holders of more than 50% of the Starrett Shares receive consideration equal to a value in excess of $12.25 per Starrett Share, and (ii) the "Original Consideration" shall mean the product of $12.25 multiplied by the number of Starrett Shares sold or otherwise disposed of by Starrett Shareholders in the More Favorable Transaction and for which the Starrett Shareholders receive consideration in such More Favorable Transaction.

                  (d) If this Agreement is terminated prior to consummation of the Offer pursuant to Section 8.02(f) (as a result of the non-willful breach of representation, warranty, covenant or agreement under this Agreement by Starrett, which breach is not cured by Starrett within 30 days after written notice by Acquisition to Starrett reasonably describing such breach) Starrett shall reimburse Acquisition for its reasonable out-of-pocket expenses up to a maximum amount of $1,000,000 incurred in connection with the transactions contemplated by this Agreement, the reimbursement of such expenses to be made promptly upon presentation of invoices therefor. Such expense reimbursement shall represent liquidated damages and the only damages that may be sought by Acquisition in the event of a termination of this Agreement as aforesaid or any violation or breach of this Agreement which gave rise thereto.

                  (e) If this Agreement is terminated for any reason other than as set forth in Section 8.03(b) the $5 Million Deposit shall be returned to Acquisition and no party shall have any further liability under this Agreement.

                                  ARTICLE IX
                                 MISCELLANEOUS

         Section 9.01. Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the Starrett Shareholders, subject in the case of approval by Starrett to Section 5.11, but, after any such approval, no amendment shall be made which by law requires further approval by the Starrett Shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 9.02. Extension: Waiver. At any time prior to the Effective Time, Acquisition and Starrett may, subject in the case of approval by Starrett to Section 5.11, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representation and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of Acquisition and Starrett. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

         Section 9.03. Non-Survival. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article II, Section 5.09 and in this Article IX, except for the first sentence of Section 9.05, and any other covenant or agreement that contemplates performance after the Effective Date shall survive the Effective Time, and no claim may be brought after the Effective Time against any person alleging a breach of any representation or warranty or a failure to comply with the terms and provisions of this Agreement except those agreements set forth in Article II, Section 5.09 and in this Article IX. No shareholder of Starrett nor any officer, director, employee, agent or representative of Starrett or any Starrett Subsidiary shall have personal liability for breach of any representation, warranty or agreement of Starrett in this Agreement.

         Section 9.04. Further Assurances. Each of the parties agrees and covenants promptly to execute and deliver, or cause to be executed and delivered, to the other party such documents or instruments, in addition to those expressly required by this Agreement to be executed and delivered, as the other party may reasonably deem necessary or desirable to carry out or implement any provision of this Agreement and the transaction contemplated hereby.

         Section 9.05. Entire Agreement. All prior or contemporaneous agreements, contracts, promises, representations and statements, if any, between the parties hereto as to the subject matter hereof, are merged into this Agreement. This Agreement, together with all agreements, Schedules, documents and other instruments to be attached hereto or delivered hereunder sets forth the entire understanding between the parties, and there are no terms, conditions, representations, warranties or covenants other than those contained herein and in such agreements, Schedules, documents and other instruments to be attached hereto or delivered hereunder.

         Section 9.06. Notices. All notices, consents, demands or other communications required or permitted to be given pursuant to the Agreement shall be in writing and shall be deemed sufficiently given on (i) the day on which delivered personally during a business day to the appropriate location listed as the address below, (ii) three business days after the posting thereof by United States registered or certified first class mail, return receipt requested with postage and fees prepaid, or (iii) one business day after deposit thereof for overnight delivery. Such notices, consents, demands or other communications shall be addressed respectively:


       As to Starrett:         Starrett Corporation
                                       909 Third Avenue
                                       New York, New York  10022
                                       Attention:  Mr. Irving R. Fischer

       with a copy to:         Proskauer Rose LLP
                                       1585 Broadway
                                       New York, New York  10036
                                       Attention:  Peter G. Samuels, Esq.

       As to Acquisition:      Startt Acquisition, Inc.
                                       c/o Lawrence Ruben Company, Inc.
                                       600 Madison Avenue
                                       20th Floor
                                       New York, New York 10022
                                       Attention:  Mr. Jonathan I. Mayblum

       with a copy to:         Squadron, Ellenoff, Plesent & Sheinfeld, LLP
                                       551 Fifth Avenue
                                       New York, New York 10176
                                       Attention:  Alan S. Katz, Esq.

or to any other address which such party may have subsequently communicated to the other parties in writing.

         Section 9.07. Successors and Assigns. Each and every representation, warranty, covenant, agreement, indemnification, and provision of the Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. Except as otherwise expressly provided herein, this Agreement may not be assigned by either party hereto without the prior written consent of the other party hereto. Any purported assignment in violation of this Agreement shall be void.

         Section 9.08. Governing Law. This Agreement and any other agreement entered into in connection herewith shall be governed by, and construed under and in accordance with, the laws of the State of New York applicable to contracts made and wholly to be performed therein by residents thereof, without giving effect to the conflict of law principles thereof.

         Section 9.09. Gender and Person. Wherever the context so requires, the masculine pronoun shall include the feminine and the neuter, and the singular shall include the plural.

         Section 9.10. Captions. The captions and the table of contents appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions hereof.

         Section 9.11. Confidentiality of Disclosures. Any corporate information, records, documents, descriptions or other disclosures of whatsoever nature or kind made or disclosed by either of the parties to the other party, or to the authorized representatives thereof, or learned or discovered by such other party or by any representatives thereof in connection with the transactions contemplated by this Agreement (whether prior to or after the date of the execution of this Agreement) and not known by or available to the public at large, shall be received in confidence and neither of the parties nor any such authorized representative shall disclose or make use of such information or authorize anyone else to disclose or make use thereof without the written consent of the other party hereto, except (a) as necessary to consummate the transactions contemplated hereby or (b) as compelled by judicial or administrative process or by other requirements of applicable law including any disclosure under federal securities laws; provided, however, that in the case of any disclosure contemplated pursuant to this clause (b), the party seeking to disclose such information shall give the other party reasonable prior written notice thereof in order to afford such other party reasonable opportunity to seek a protective order or other limitation under such disclosure.

         Section 9.12. Publicity. Any communications and notices to third parties and all other publicity concerning the transactions contemplated by the Agreement (other than governmental or regulatory filings) shall be planned and coordinated by and between the parties. Unless required by applicable law or the rules of the American Stock Exchange, neither of the parties shall disseminate or make public or cause to be disseminated or made public any information regarding the transactions contemplated hereunder without the prior approval of the other party, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, either party to this Agreement may, without the prior approval of the other, make public statements that are not inconsistent with public documents filed with the Commission in connection therewith.

         Section 9.13. Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as otherwise provided in Section 5.10 and Section 8.03.

         Section 9.14. Third Parties. Other than the parties hereto and as provided in Section 5.09, no person shall have any right under or to enforce any provision of this Agreement.

         Section 9.15. Counterparts. The Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                        STARTT ACQUISITION, INC.



                                        By:  /s/ Jonathan I. Mayblum
                                             ______________________________
                                             Name:  Jonathan I. Mayblum
                                             Title: President


                                        STARRETT CORPORATION



                                        By:  /s/ Paul Milstein
                                             ______________________________
                                             Name:  Paul Milstein
                                             Title: Chairman of the Board

                                                                     EXHIBIT A


                            Conditions of the Offer

                  Reference is made to the Agreement and Plan of Merger, dated as of October 16, 1997 (the "Agreement"), by and between Acquisition and Starrett Corporation ("Starrett"). Capitalized terms defined in the Agreement and not otherwise defined herein are used herein with the meanings so defined.

                  Notwithstanding any other term of the Offer or this Agreement, Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Acquisition's obligation to pay for or return tendered Starrett Shares after the termination or withdrawal of the Offer), to pay for any Starrett Shares tendered pursuant to the Offer unless (x) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Starrett Shares which, when added to any other Starrett Shares owned by Acquisition or its affiliates, shall equal at least 66 2/3% of the number of Starrett Shares outstanding on a fully-diluted basis immediately after the termination of the Offer (the "Minimum Tender Condition") and (y) all waiting periods under the HSR Act applicable to the purchase of Starrett Shares pursuant to the Offer shall have expired or have been terminated. Furthermore, notwithstanding any other term of the Offer or this Agreement, but subject to the provisions of Section 1.01(a), Acquisition shall not be required to accept for payment or, subject as aforesaid, to pay for any Starrett Shares not theretofore accepted for payment or paid for, and may, subject to Section 1.01, amend the Offer, if upon the expiration date of the Offer, any of the following conditions exists and shall be continuing:

                  (a) Representations and Warranties. The representations and warranties contained in Article III shall not be true and correct in all respects in each case at and as of such time as though such representations and warranties were made at and as of such time without reference to a Starrett Material Adverse Effect, and except for those representations and warranties which are expressly made as of a specified earlier date, in which case such representations and warranties shall be true and correct as of such specified date in all respects without reference to a Starrett Material Adverse Effect, except in all cases where the failure or failures of such representations and warranties to be so true and correct would not have, singly or in the aggregate, a Starrett Material Adverse Effect.

                  (b) Covenants. Starrett shall have not performed and complied with any agreement or condition on its part required by this Agreement to be performed or complied with prior to or at such time, which failure of performance or compliance, singly or in the aggregate, has a Starrett Material Adverse Effect.

                  (c) Absence of Changes. From the date of this Agreement through such time, there shall have occurred any event or events, or change or changes in the financial condition, business or operations of Starrett that, singly or in the aggregate, has a Starrett Material Adverse Effect.

                  (d) Actions or Proceedings. There shall be any action or proceeding by or before any Governmental Authority which has resulted in the issuance of an injunction or order which (i) restrains, prohibits or materially delays the consummation of the Offer or the Merger, (ii) makes the purchase of, or payment for, some or all of the Starrett Shares pursuant to the Offer or the Merger illegal, or results in a material delay in the ability of Acquisition to accept for payment or pay for some or all of the Starrett Shares, (iii) compels Acquisition to dispose of or hold separately all or any material portion of Starrett's and its Subsidiaries' business or assets, (iv) makes illegal or otherwise directly or indirectly restrains or prohibits or imposes material financial burdens, penalties or fines, or requires the payment of material damages (other than financial burdens or damages resulting from any claim, action, suit or proceeding arising from the agreements and other documents set forth on Schedule D hereto or any circumstances relating thereto) in connection with the making of, the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Starrett Shares by Acquisition, the consummation of the Offer or the Merger, (v) otherwise prevents consummation of the Offer or the Merger, or
(vi) imposes material limitations on the ability of Acquisition effectively
(A) to acquire, hold or operate the business of Starrett and its Subsidiaries taken as a whole or (B) to exercise full rights of ownership of the Starrett Shares acquired by it, including, but not limited to, the right to vote the Starrett Shares purchased by it on all matters properly presented to the stockholders of Starrett, which, in either case, would effect a material diminution in the value of Starrett or the Starrett Shares.

                  (e) Injunctions. There shall have been any statute, rule, regulation, order, decree or injunction enacted, promulgated or entered by any Governmental Authority or any other action shall have been taken by any Governmental Authority, in any such case on or after the date of the Offer, that has resulted in any of the consequences referred to in clauses (i) through (v) of the paragraph (d) above.

                  (f) Force Majeure. There shall have occurred and be continuing (i) any general suspension of trading in, or general limitation on prices for, securities on the New York Stock Exchange, Inc. or the American Stock Exchange (other than suspensions of not more than one business day),
(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity involving the United States and having a Starrett Material Adverse Effect, or (iv) any material limitation by any Governmental Authority that materially adversely affects generally the extension of credit by banks or other financial institutions.

                  (g) Consents. Starrett shall have failed to obtain the consents of Chase and HUD set forth in Schedule 3.05.

                  (h) Shareholders Agreement. The Shareholders Agreement of even date herewith, among Acquisition and Messrs. Milstein, Benach, Fischer and Aboodi (the "Principal Shareholders") shall no longer be in full force and effect, or any of the Principal Shareholders shall have breached any material obligation thereunder.

                  (i) Gateway / Starrett City. Either the Gateway MOU or the Starrett City Management Agreement shall not be in full force and effect.

                  The foregoing conditions are for the sole benefit of Acquisition and may be asserted by Acquisition regardless of the circumstances giving rise to any such condition (other than a breach by Acquisition of the Agreement) and may be waived by Acquisition, in whole or in part, at any time and from time to time, in the sole discretion of Acquisition. The failure by Acquisition at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.


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